Exhibit 10.2

Execution Version

CONTRIBUTION AGREEMENT

BY AND AMONG

VINEBROOK HOMES, LLC, as Company

VINEBROOK MANAGEMENT, LLC,

VINEBROOK DEVELOPMENT CORPORATION,

VINEBROOK HOMES PROPERTY MANAGEMENT COMPANY, INC.,

VINEBROOK HOMES REALTY COMPANY, INC.,

VINEBROOK HOMES SERVICES COMPANY, INC., AND

THE INDIVIDUALS SET FORTH ON SCHEDULE C, as Contributors

AND

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P., as Buyer

AND

DANA W. SPRONG, as the Contributors Representative

DATED AS OF August 3, 2023

TABLE OF CONTENTS

Page

ARTICLE I CONTRIBUTION; PAYMENT OF PURCHASE PRICE		1

1.1	CONTRIBUTION	1
1.2	DEFINITIONS	2
1.3	CLOSING DATE STATEMENT	4
1.4	CLOSING PAYMENTS	4
1.5	MECHANICS OF PAYMENTS	4
1.6	POST-CLOSING PURCHASE PRICE DETERMINATION	4
1.7	POST-CLOSING ADJUSTMENT AMOUNT	6
1.8	WITHHOLDINGS	7
1.9	TAX TREATMENT; PURCHASE PRICE ALLOCATION	8

ARTICLE II CLOSING		8

2.1	TIME AND PLACE OF CLOSING	8
2.2	DELIVERIES AT CLOSING	9

ARTICLE III REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE CONTRIBUTORS		10

3.1	CAPACITY	10
3.2	AUTHORIZATION OF TRANSACTIONS	10
3.3	ABSENCE OF CONFLICTS	10
3.4	OWNERSHIP OF THE CONTRIBUTED EQUITY INTERESTS	11
3.5	LITIGATION; PROCEEDINGS	11
3.6	SECURITIES LAWS MATTERS	11
3.7	LIABILITY FOR BROKERS’ FEES	11
3.8	AFFILIATED TRANSACTIONS	11
3.9	PRE-CLOSING RESTRUCTURING	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		12

4.1	ORGANIZATIONAL MATTERS	12
4.2	AUTHORIZATION OF TRANSACTIONS	12
4.3	CAPITALIZATION	12
4.4	NO VIOLATION OR CONFLICT	13
4.5	ASSETS	13
4.6	SUFFICIENCY	14
4.7	FINANCIAL INFORMATION	14
4.8	ABSENCE OF UNDISCLOSED LIABILITIES	14
4.9	ABSENCE OF CERTAIN CHANGES	15
4.10	TAXES	16
4.11	CONTRACTS AND COMMITMENTS	19
4.12	REAL ESTATE	20
4.13	BANK ACCOUNTS	20
4.14	PROPRIETARY RIGHTS; DATA PRIVACY	21
4.15	COMPLIANCE WITH LAWS	22

i

4.16	BOOKS AND CORPORATE RECORDS	23
4.17	ENVIRONMENTAL MATTERS	23
4.18	EMPLOYEE BENEFIT MATTERS	24
4.19	EMPLOYMENT MATTERS	25
4.20	LITIGATION; ORDERS	27
4.21	INSURANCE	27
4.22	AFFILIATE TRANSACTIONS	28
4.23	BROKERS	28
4.24	ACCURACY OF REPRESENTATIONS	28

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		28

5.1	ORGANIZATION	28
5.2	AUTHORIZATION; ENFORCEABILITY	28
5.3	NO VIOLATION OR CONFLICT	29
5.4	OP UNITS	29
5.5	BROKERS	29

ARTICLE VI COVENANTS		29

6.1	ACCESS TO INFORMATION	29
6.2	FURTHER ASSURANCES	29
6.3	TAX MATTERS	30
6.4	NON-COMPETITION; NON-SOLICITATION AND CONFIDENTIALITY	33
6.5	CONTRIBUTORS’ NAMES	34
6.6	CREDIT SUPPORT	34

ARTICLE VII INDEMNIFICATION		35

7.1	SURVIVAL	35
7.2	INDEMNIFICATION BY THE CONTRIBUTORS	35
7.3	INDEMNIFICATION BY BUYER	36
7.4	INDEMNIFICATION PROCEDURES	36
7.5	LIMITS ON INDEMNIFICATION	38
7.6	RIGHT TO SETOFF	38
7.7	TAX TREATMENT OF INDEMNIFICATION PAYMENTS	39
7.8	MATERIALITY QUALIFIERS	39
7.9	SETOFF PRIORITY	39
7.10	EXCLUSIVE REMEDY	39

ARTICLE VIII MISCELLANEOUS		39

8.1	AMENDMENT AND WAIVER	39
8.2	NOTICES	40
8.3	BINDING AGREEMENT; ASSIGNMENT	40
8.4	SEVERABILITY	41
8.5	OTHER DEFINITIONAL PROVISIONS	41
8.6	CAPTIONS	41
8.7	ENTIRE AGREEMENT	41
8.8	COUNTERPARTS AND FACSIMILE SIGNATURES	41
8.9	PUBLIC DISCLOSURE	42

8.10	WAIVER OF JURY TRIAL	42
8.11	JURISDICTION	42
8.12	GOVERNING LAW	42
8.13	ATTORNEYS’ FEES	42
8.14	PARTIES IN INTEREST	43
8.15	RULES OF CONSTRUCTION	43
8.16	EXPENSES	43
8.17	RELEASE AND COVENANT NOT TO SUE	44
8.18	NO CIRCULAR RECOVERY	44
8.19	CONTRIBUTORS REPRESENTATIVE	45

EXHIBITS AND SCHEDULES

Exhibit A	Defined Terms

Schedule A	Allocation Schedule
Schedule B	Purchase Price Allocation Methodologies
Schedule C	Individual Contributors
Schedule D	Pre-Closing Restructuring Documents
Schedule E	Working Capital Calculation Principles

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of August 3, 2023, by and among VineBrook Management, LLC, a Delaware limited liability company, VineBrook Development Corporation, a Delaware corporation, VineBrook Homes Property Management Company, Inc., an Ohio corporation, VineBrook Homes Realty Company, Inc., an Ohio corporation, VineBrook Homes Services Company, Inc., an Ohio corporation, and each of the individuals set forth on Schedule C (each a “Contributor” and collectively, the “Contributors”), VineBrook Homes, LLC, a Delaware limited liability company (the “Company”), VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership, (“Buyer”), and Dana Sprong, solely in his capacity as the representative of the Contributors (the “Contributors Representative”). Unless defined herein, capitalized terms used in this Agreement are defined in Exhibit A.

WITNESSETH

WHEREAS, the Company currently serves as the external manager of Buyer and certain of its subsidiaries pursuant to certain Management Agreements;

WHEREAS, the Contributors collectively own all of the issued and outstanding equity of the Company (the “Contributed Equity Interests”);

WHEREAS, pursuant to the terms and conditions set forth in that certain Amended and Restated Side Letter (the “Side Letter”), dated July 31, 2020, by and among (a) Buyer, (b) VineBrook Homes Trust, Inc., a Maryland corporation (the “REIT”), (c) the Company, (d) VineBrook Homes OP GP, LLC, a Delaware limited liability company (the “General Partner”), (e) the Contributors and (f) Dana Sprong and Ryan McGarry, at any time following the date of the Side Letter, Buyer has the right and option (but not the obligation) to purchase all, but not less than all, of the Contributed Equity Interests from the Contributors (the “Call Right”);

WHEREAS, on June 28, 2022, Buyer elected to exercise the Call Right in accordance with the Side Letter; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Contributors desire to contribute to Buyer all of the Contributed Equity Interests, and Buyer desires to accept such contribution.

NOW, THEREFORE, in consideration of the Recitals, the mutual representations, warranties, covenants, agreements and conditions contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
CONTRIBUTION; PAYMENT OF PURCHASE PRICE

1.1    Contribution. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing each Contributor shall contribute, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire and accept from such Contributor, the Contributed Equity Interests (free and clear of all Liens) held by such Contributor in exchange for the Closing Consideration Amount, payable to the Contributors in accordance with the Allocation Schedule (the “Transaction”);

1.2    Definitions. As used in this Agreement, the following terms shall have the meanings specified:

(a)    “Base Purchase Price” means $20,318,085.

(b)    “Cash Component” means the portion of the Closing Consideration Amount to be paid in cash, which shall be $5,300,000.

(c)    “Closing Consideration Amount” means an amount equal to: (i) the Base Purchase Price, less (ii) the Estimated Closing Debt Amount, less (iii) the Estimated Transaction Costs, plus (iv) the amount of any Estimated Working Capital Excess, less (v) the amount of any Estimated Working Capital Deficit, plus (vi) the Estimated Closing Cash Amount.

(d)    “Closing Date Cash” means Company Cash as of 11:59 p.m. Central Time on the date immediately prior to the Closing Date.

(e)    “Closing Date Debt” means the Debt of the Company as of 11:59 p.m. Central Time on the date immediately prior to the Closing Date.

(f)    “Closing Date Working Capital” means (a) the sum of the total current assets of the Company as of 11:59 p.m. Central Time on the date immediately prior to the Closing Date minus (b) the sum of the total current liabilities of the Company as of 11:59 p.m. Central Time on the date immediately prior to the Closing Date, in each case calculated in accordance with this Agreement and, to the extent not inconsistent with this Agreement, in accordance with the working capital calculation principles described on Schedule E hereto. For the avoidance of doubt, that Closing Date Working Capital shall exclude (i) any and all Tax assets and income Tax liabilities, (ii) Closing Date Cash, Closing Date Debt, and Transaction Costs, and (iii) receivables or payables from any of the Company’s Affiliates, employees, managers, officers or equityholders and any of their respective Affiliates. The Closing Date Working Capital shall be calculated on a basis consistent with GAAP; provided that any Tax liabilities included in the computation of Closing Date Working Capital shall be calculated as of 11:59 p.m. Central Time on the Closing Date.

(g)    “Company Cash” means cash and cash equivalents (to the extent convertible into cash within 30 days) of the Company in accordance with GAAP consistently applied; provided that Company Cash shall be net of the amount of outstanding checks, drafts or wire transfers (including any overdrawn accounts) and exclude any cash which is not freely usable to a subsequent purchaser or equity holder of the Company because it is subject to restrictions or limitations on use or distribution by law or contract, including amounts held in escrow or as a deposit; provided, further, that Company Cash may be less than zero.

(h)    “Debt” means, without duplication, the aggregate amount of: (i) all indebtedness of the Company (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest, fees, prepayment penalties and other charges thereon), whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed; (ii) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or similar arrangement entered into for the purpose of limiting or managing interest rate risks; (iii) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby shall have been assumed; (iv) all obligations evidenced by a bond, note, debenture or similar instrument, or funded by a letter of credit or similar instrument; (v) all payments due and owing to Affiliates, (vi) all other short-term, current and long-term liabilities of the Company for borrowed money; (vii) all unpaid income Taxes of the Company for any Pre-Closing Tax Period (calculated on a jurisdiction-by-jurisdiction basis, with zero dollars ($0) being the lowest amount for a jurisdiction); (viii) any payroll or other employment Taxes of the Company deferred pursuant to any COVID-19 Legislation; (ix) all unpaid severance obligations that relate to the period prior to the Closing; (x) unfunded benefit plan liability under any deferred compensation plan or arrangement; (xi) the aggregate amount of all deferred revenue; (xii) deferred purchase price in respect of any property or services (including any seller notes, earn-out obligations, redemption obligations or similar payments for the deferred compensation for services (other than any current payroll period deferral and any amounts included in Transaction Costs); (xiii) all declared but unpaid dividends or any other distribution on any of the Company’s equity; (xiv) any other obligations of the Company that would be treated as indebtedness pursuant to GAAP; (xv) any accounts payable of the Company that are over sixty (60) days past due; (xvi) all guaranties, endorsements, and assumptions and other contingent obligations of the Company in respect of any of the foregoing and (xvii) all fees, expenses, premiums, penalties, breakage costs, change of control payments or make-whole or other payment obligations as a result of the Closing; provided that any Tax liabilities included in the computation of Debt shall be calculated as of 11:59 p.m. Central Time on the Closing Date. Notwithstanding the foregoing, in no event shall the term of “Debt” include, or be deemed to include, (a) any ordinary course trade payables or (b) any current liabilities to the extent taken into account in the calculation of Closing Date Working Capital.

(i)    “Fraud” means a knowing or intentional misrepresentation of material fact in the making of a representation or warranty contained in this Agreement or in the certificates and instruments delivered hereunder that constitutes common law fraud under Delaware law. For the avoidance of doubt, “Fraud” shall exclude constructive fraud and any fraud claim (including any claim based on negligence or recklessness) that does not include the element of making a knowing or intentional misrepresentation of fact with intent to induce another Party to enter into or consummate this Agreement or to act in reliance thereon.

(j)    “Internalization Price Per Unit” means $59.85.

(k)    “OP Units” means 250,929 Class C Units, which the Parties acknowledge and agree represents an aggregate fair market value equal to the Closing Consideration Amount less the Cash Component.

(l)    “Target Working Capital” means $1,000,000.

(m)   “Transaction Costs” means all unpaid fees and expenses, as of 11:59 p.m. Central Time on the date immediately prior to the Closing Date, that have been incurred by the Company or any Contributor in connection with the Transaction, the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including to the extent unpaid (as applicable), (i) any brokerage commissions, finders’ fees, financial advisory fees, fees for counsel or accountants, or other advisor and service provider fees and, in each case, related costs and expenses; (ii) the amount of any retention bonus, change of control payment, severance, stay or transaction bonus, incentive or phantom equity payment, discretionary bonus or other similar payment that becomes payable to any employee, officer, manager, or consultant the Company as a result of the consummation of the transactions contemplated by this Agreement, whether due upon the Closing or after the Closing; and (iii) the employer’s share of Taxes attributable to the payment of the amounts referred to in the preceding clause (ii) above (including any Taxes deferred pursuant to the Cares Act).

(n)    In calculating the Closing Consideration Amount and the other payments and calculations to be made pursuant to Section 1.3, Section 1.4, Section 1.6, and Section 1.7, (i) the amounts of the Closing Consideration Amount, the Estimated Closing Date Working Capital, the Estimated Closing Cash Amount, the Estimated Closing Debt Amount, the Estimated Transaction Costs and the Adjustment Amount (and all components thereof, as applicable) shall be determined in accordance with this Article I and/or the definitions thereof, as applicable, which amounts shall be final and binding on the Parties, and (ii) no single item shall be given duplicative effect.

1.3    Closing Date Statement. The Contributors Representative has delivered to Buyer the statement (the “Closing Date Statement”), setting forth or attaching, as applicable:

(a)    the Company’s good faith estimate of Closing Date Working Capital (“Estimated Closing Date Working Capital”), and either (i) the amount, if any, by which such estimate exceeds Target Working Capital (any such amount, an “Estimated Working Capital Excess”) or (ii) the amount, if any, by which such estimate is less than Target Working Capital (any such amount, an “Estimated Working Capital Deficit”);

(b)    the Company’s good faith estimate of the aggregate amount of the Transaction Costs (the “Estimated Transaction Costs”) (together with the name of each payee thereof that is to receive a payment of Transaction Costs at the Closing and if applicable the related invoice);

(c)    the Company’s good faith estimate of Closing Date Cash (the “Estimated Closing Cash Amount”) and Closing Date Debt (the “Estimated Closing Debt Amount”); and

(d)    the resulting calculation of the Closing Consideration Amount.

1.4    Closing Payments. Subject to Section 1.5, at the Closing, Buyer shall issue or pay, or shall cause the Company to pay, the following payments:

(a)    to the Contributors, in accordance with the Allocation Schedule, the OP Units;

(b)    to the Contributors, in accordance with the Allocation Schedule, the Cash Component; and

(c)    to each payee thereof, an amount in cash equal to such payee’s applicable portion of the Transaction Costs.

1.5    Mechanics of Payments.

(a)    All cash payments made under or pursuant to Section 1.4(b) shall be made by wire transfer of immediately available funds to one or more accounts designated by, and in the name of, each applicable Contributor.

(b)    All cash payments made under or pursuant to Section 1.4(b) and Section 1.4(c) shall be made by wire transfer of immediately available funds to one or more accounts designated by the payee thereof.

1.6    Post-Closing Purchase Price Determination.

(a)    After Closing, Buyer shall prepare and, within ninety (90) days after Closing, Buyer shall deliver to the Contributors Representative, a statement setting forth Buyer’s determination of (i) Closing Date Working Capital, (ii) Closing Date Cash, (iii) Closing Date Debt and (iv) the Transaction Costs (the “Purchase Price Adjustment Statement”).

(b)    If the Contributors Representative disagrees with the Purchase Price Adjustment Statement, the Contributors Representative shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Purchase Price Adjustment Statement, which notice shall describe in reasonable detail the nature of such disagreement, including the specific items involved, the dollar amounts thereof and the calculations associated with the disputed items (a “Purchase Price Dispute Notice”). Any component of Buyer’s Purchase Price Adjustment Statement that is not the subject of an objection by the Contributors Representative shall be final and binding on the Parties and deemed to be part of the Final Purchase Price Adjustment Statement. If the Contributors Representative does not deliver a Purchase Price Dispute Notice within such thirty (30)-day period, or if the Contributors Representative otherwise earlier notifies Buyer in writing that the Contributors Representative has no disputes or objections to the Purchase Price Adjustment Statement, the Purchase Price Adjustment Statement, as delivered by Buyer to the Contributors Representative, shall be the Final Purchase Price Adjustment Statement. If the Contributors Representative does deliver a Purchase Price Dispute Notice within such thirty (30)-day period (the aggregate amount in dispute as set forth in the Purchase Price Dispute Notice, the “Disputed Amounts”), then the Disputed Amounts shall be resolved pursuant to Section 1.6(c).

(c)    Buyer and the Contributors Representative shall negotiate in good faith to resolve any Disputed Amounts and, if the Parties are able to resolve some or all Disputed Amounts (the Disputed Amounts so resolved during such period, the “Resolved Items”), such Resolved Items will be final, conclusive and binding on the Parties and the Purchase Price Adjustment Statement shall be modified to reflect such resolution of the Resolved Items (and for the avoidance of doubt, if all prior Disputed Amounts have been so resolved, then such modified Purchase Price Adjustment Statement shall be the Final Purchase Price Adjustment Statement). If Buyer and the Contributors Representative are unable to resolve all Disputed Amounts within twenty (20) days after delivery of the Contributors Representative’s Purchase Price Dispute Notice, then the unresolved Disputed Amounts shall be referred for final determination to an independent accounting firm mutually agreeable to all Parties (such firm, or another firm appointed pursuant to this Section 1.6, the “Accounting Arbitrator”), within fifteen (15) days after the end of such twenty (20)-day period. If such independent accounting firm has any material relationship with Buyer, the Contributors or any of their respective Affiliates, or is otherwise unwilling or unable to serve, Buyer and the Contributors Representative shall jointly appoint as the Accounting Arbitrator a different nationally recognized firm of independent certified public accountants, which does not have any material relationship with Buyer, the Contributors Representative or any of their respective Affiliates. If Buyer and the Contributors Representative are unable to agree upon an alternative Accounting Arbitrator within such fifteen (15)-day period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association (which does not have any material relationship with Buyer, the Contributors Representative or any of their respective Affiliates). The Contributors Representative and Buyer shall execute any agreement reasonably required by the Accounting Arbitrator for its engagement hereunder. The Accounting Arbitrator shall consider only those Disputed Amounts which Buyer and the Contributors Representative have been unable to resolve. The Accounting Arbitrator will act as an arbitrator (not an expert) and may select as a resolution the position of either Buyer or the Contributors Representative for each Disputed Amount (based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review) or may impose an alternative resolution which cannot be higher than the highest value or lower than the lowest value presented by each Party for a disputed amount. The Accounting Arbitrator shall deliver to Buyer and the Contributors Representative, as promptly as practicable, and in any event within forty-five (45) days after its appointment, a written report setting forth the resolution of such Disputed Amounts. Such report shall be final and binding upon the Parties, and the determination of the Accounting Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the Party against which such determination is to be enforced. In selecting such resolution, the Accounting Arbitrator shall rely solely on the terms of this Agreement and on written submissions and supporting material provided by Buyer and the Contributors Representative, and at the Accounting Arbitrator’s election, pursuant to responses provided by Buyer and the Contributors Representative to inquiries posed by the Accounting Arbitrator’s review of the foregoing, but not pursuant to an independent review. Upon the decision of the Accounting Arbitrator, the Purchase Price Adjustment Statement, as adjusted to the extent necessary to reflect the Accounting Arbitrator’s decision (and as otherwise adjusted in accordance with this Article I), shall be the Final Purchase Price Adjustment Statement. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer, on the one hand, and Contributors, on the other hand, based on the inverse of the percentage that the Accounting Arbitrator’s determination (before such allocation) bears to the Disputed Amount as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to $1,000 and the Accounting Arbitrator awards $600 in favor of the Contributors Representative’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Contributors.

(d)    Following the delivery of the Purchase Price Adjustment Statement, Buyer shall cause the Company to permit the Contributors Representative and its counsel, accountants and other advisors reasonable access (during normal business hours, with the right to make copies) to the financial and other relevant books and records of the Company (including the accounting working papers in the Company’s possession; provided that the party requesting work papers has executed and delivered any non-reliance, release or other agreements customarily required by the accounting firm that prepared such work papers) used in preparing the Closing Date Statement or the Purchase Price Adjustment Statement, and cause the personnel of the Company to cooperate with the Contributors Representative and its representatives to the extent reasonably required (including by making personnel and its and their relevant representatives available to Contributors Representative and its representatives), in each case for the purposes of the reasonable review and objection right and dispute and allocation process contemplated in this Section 1.6 and at the Contributors’ expense.

1.7    Post-Closing Adjustment Amount.

(a)    The “Adjustment Amount,” which may be positive or negative, shall mean (i) the amount, if any, by which the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement exceeds the Estimated Closing Date Working Capital as reflected on the Closing Date Statement (it being understood that, notwithstanding the foregoing, if the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement exceeds the Estimated Closing Date Working Capital by less than $50,000 of the Estimated Closing Date Working Capital, there shall be no adjustment to the Adjustment Amount pursuant to this clause (i)), minus (ii) the amount, if any, by which the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement is less than the Estimated Closing Date Working Capital (it being understood that, notwithstanding the foregoing, if the Closing Date Working Capital as reflected on the Final Purchase Price Adjustment Statement is less than the Estimated Closing Date Working Capital by less than $50,000 of the Estimated Closing Date Working Capital, there shall be no adjustment to the Adjustment Amount pursuant to this clause (ii)) plus (iii) the Estimated Closing Debt Amount as reflected on the Closing Date Statement minus the Closing Date Debt as reflected on the Final Purchase Price Adjustment Statement, plus (iv) the Closing Date Cash as reflected on the Final Purchase Price Adjustment Statement minus the Estimated Closing Cash Amount as reflected on the Closing Date Statement, plus (v) the Estimated Transaction Costs as reflected on the Closing Date Statement minus the Transaction Costs as reflected on the Final Purchase Price Adjustment Statement.

(b)    If the Adjustment Amount is a positive number or zero, then Buyer shall promptly transfer the Adjustment Amount to the accounts designated by the Contributors in accordance with the Allocation Schedule, which Adjustment Amount shall be payable, at Buyer’s election, in either cash or additional Class C Units which shall be issued at the Internalization Price Per Unit equal to the Adjustment Amount.

(c)    If the Adjustment Amount is a negative number, then Contributors Representative, on behalf of Contributors, shall promptly transfer or cause to be transferred a number of OP Units to Buyer valued at the Internalization Price Per Unit equal to the absolute value of such Adjustment Amount; provided, that if Contributors Representative fails to transfer such Class C Units, Buyer may elect to exercise the remedies set forth in Section 7.6.

(d)    Any amounts payable pursuant to this Section 1.7 shall be paid within three (3) Business Days after final determination pursuant to Section 1.6 of the Final Purchase Price Adjustment Statement, by either wire transfer of immediately available funds to an account designated by the Party receiving such payment or, in the case of Buyer a transfer of additional Class C Units or in the case of any Contributor a transfer of OP Units.

(e)    The Contributors and Buyer agree to treat any payment made pursuant to this Section 1.7 as an adjustment to the aggregate consideration for the Contributed Equity Interests for federal, state, local and non-U.S. income Tax purposes.

1.8    Withholdings. Notwithstanding any other provision in this Agreement, Buyer and the Company may deduct and withhold any required Taxes from any payments to be made pursuant to this Agreement (“Withholdings”) and shall timely pay over to the applicable Governmental Authority any such amounts deducted or withheld and shall comply with all applicable reporting obligations with respect thereto. Before deducting or withholding any amounts hereunder (other than with respect to amounts that are compensatory in nature or as a result of the Contributors’ failure to provide IRS Forms W-9 pursuant to Section 2.2(a)(vii)), the applicable withholding agent shall use commercially reasonable efforts to notify the Contributors Representative of its intent to withhold (along with a description of the basis for such withholding) with a reasonable time prior to such withholding, and Buyer and the Company shall cooperate in good faith with the Contributors Representative to reduce or eliminate any such deductions or withholdings. To the extent that any such amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and Withholding was made. For purposes of clarity, to accomplish any such Withholding with respect to payroll or other employment Taxes, any such payment subject to Withholdings shall be made through the payroll system of the Company, after reduction in respect of such payment for applicable Withholding.

1.9    Tax Treatment; Purchase Price Allocation.

(a)    The Parties agree that for U.S. federal and applicable state income Tax purposes, (i) the Transaction is intended to be treated as the merger of two (2) partnerships into one (1) partnership under the “assets-over form” (within the meaning of Treasury Regulation Section 1.708-1(c)(3)) with the resulting partnership being considered the continuation of Buyer pursuant to Treasury Regulation Section 1.708-1(c)(1); (ii) pursuant to Treasury Regulation Section 1.708-1(c)(3), the Company will be treated as contributing the assets of the Company to Buyer pursuant to a transaction governed by Section 721 of the Code; and (iii) the Company will be treated as terminating as of the Closing Date under Treasury Regulation Section 1.708-1(c)(1), and (iv) each Contributor who receives cash in the Transaction will be treated as selling a portion of their interests in the merging partnership pursuant to Treasury Regulation Section 1.708-1(c)(4) (and each Contributor hereby consents to treat the Transaction accordingly for U.S. federal income Tax purposes) (clauses (i), (ii), (iii), and (iv), collectively, the “Intended Tax Treatment”).

(b)    Within sixty (60) days of the final determination of the Final Purchase Price Adjustment Statement, Buyer shall provide to the Contributors Representative a schedule allocating the aggregate value of the consideration for the Contributed Equity Interests (including the value of the OP Units, any positive cash adjustments to the consideration for the Contributed Equity Interests, and applicable liabilities of the Company) among the assets of the Company (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and the methodologies set forth on Schedule B. If within thirty (30) days following the delivery of a Purchase Price Allocation Schedule to the Contributors Representative, the Contributors Representative has not objected, the Purchase Price Allocation shall be final and binding. If within thirty (30) days, the Contributors Representative objects to the Purchase Price Allocation Schedule, the Contributors Representative and Buyer shall cooperate in good faith to agree on a final Purchase Price Allocation Schedule, provided that if after thirty (30) days, the Contributors Representative and Buyer are unable to agree, the parties shall retain the Accounting Arbitrator to resolve their dispute under procedures similar to those set forth in Section 1.6, provided that the Accounting Arbitrator shall be instructed to utilize the methodologies for determining fair market value as set forth on Schedule B. The determination of the Accounting Arbitrator shall be final and binding on the parties. The cost of the Accounting Arbitrator shall be borne equally by the Contributors, on the one hand, and Buyer, on the other hand.

(c)    The parties hereto shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the purchase price. The parties hereto agree for all Tax reporting purposes to report the transactions in accordance with the Intended Tax Treatment and the Purchase Price Allocation Schedule, as adjusted pursuant to the preceding sentence, and to not take any position during the course of any audit or other proceeding inconsistent with the Intended Tax Treatment or the Purchase Price Allocation Schedule unless required by a “determination” within the meaning of Code Section 1313(a).

ARTICLE II
CLOSING

2.1    Time and Place of Closing. The Closing of the transactions contemplated herein will take place remotely on the date hereof by electronic exchange of documents. The date upon which the Closing actually occurs is referred to as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”). All business through the Effective Time will be for the Contributors’ accounts and all business after the Effective Time will be for Buyer’s account. Unless otherwise agreed by the Parties, the Closing shall occur by overnight mail, facsimile and/or other electronic means.

2.2    Deliveries at Closing.

(a)            At the Closing, the Contributors shall deliver, or cause to be delivered, to Buyer the following documents, each properly executed and dated:

(i)      Certificates representing any Contributed Equity Interests (to the extent such Contributed Equity Interests are certificated), together with any other appropriate instruments of transfer to convey the same to Buyer, duly executed by each Contributor;

(ii)     compensation arrangements (the “Compensation Arrangements”) by and between Buyer (or one or more of its Affiliates) and the persons set forth on Schedule 2.2(a)(ii), duly executed by such persons, in form and substance satisfactory to Buyer;

(iii)    written resignations and releases from each of the managers and officers of the Company as designated by Buyer, in each case in his or her capacity as such;

(iv)    copies of the Consents identified on Schedule 2.2(a)(iv), in form and substance reasonably satisfactory to Buyer;

(v)      a properly completed and executed IRS Form W-9 from each Contributor and the Company;

(vi)    evidence reasonably acceptable to Buyer of the termination of each of the agreements described on Schedule 2.2(a)(vi);

(vii)    to the extent not held at the principal office of the Company or stored electronically on a cloud-based storage system, all minute books, equity ledgers, equity transfer books, company seals, books of account, Contracts, Tax Returns and other Records of the Company;

(viii)  good standing or similar certificates for the Company from the Secretary of State of the state in which the Company was formed or organized and from the appropriate state authorities in each jurisdiction in which the Company is qualified to do business, each dated not more than ten (10) days prior to the Closing;

(ix)    limited power of attorney in favor of the REIT to the Buyer LP Agreement, duly executed by each Contributor (the “Powers of Attorney”);

(x)    an assignment agreement, duly executed by each equityholder of the General Partner, assigning all of the issued and outstanding equity interests of the General Partner to Buyer (or its designee) in accordance with the Side Letter and the Buyer LP Agreement, in form and substance reasonably satisfactory to Buyer (the “GP Assignment Agreement”);

(xi)    a registration rights agreement, duly executed by each Contributor, in form and substance reasonably satisfactory to Buyer (the “Registration Rights Agreement”);

(xii)   such other documents and instruments as may be reasonably requested by Buyer, each in form and substance satisfactory to Buyer, to consummate the transactions contemplated by this Agreement or any other Transaction Document.

(b)            At the Closing, Buyer shall deliver, or cause to be delivered, to the Contributors Representative the following documents, each properly executed and dated:

(i)      the Compensation Arrangements, duly executed by Buyer or its Affiliate(s), as applicable;

(ii)     the Powers of Attorney, duly executed by Buyer;

(iii)    the GP Assignment Agreement, duly executed by Buyer;

(iv)    the Registration Rights Agreement, duly executed by the REIT;

(v)     the OP Units and Cash Component to the Contributors, as contemplated by Section 1.4 and in accordance with the Allocation Schedule;

(vi)    the Mike Albert Guaranty, duly executed by Buyer; and

(vii)   the Enterprise Guaranty, duly executed by Buyer.

(c)            At the Closing, Buyer shall make the payments contemplated by Section 1.4.

ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE CONTRIBUTORS

Subject to such exceptions as are disclosed in the correspondingly numbered Section of the Disclosure Schedules, each Contributor, severally and not jointly, represents and warrants to Buyer as follows:

3.1    Capacity. Each Contributor has the legal right and capacity to execute and deliver this Agreement and any other Transaction Document to which such Contributor is a party, and to perform such Contributor’s respective obligations hereunder and thereunder.

3.2    Authorization of Transactions. This Agreement and all other Transaction Documents to which such Contributor is a party have been duly executed and delivered by such Contributor, and, assuming the due authorization, execution and delivery hereof and thereof by the parties hereto and thereto other than such Contributor, constitute the valid and binding agreements of such Contributor, enforceable against such Contributor in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3    Absence of Conflicts. The execution, delivery and performance by any Contributor of this Agreement and the other Transaction Documents to which such Contributor is a party do not, and the consummation of the transactions contemplated herein and therein will not, (a) violate any Order, writ, judgment, injunction, decree, statute, Law, rule or regulation of any Governmental Authority applicable to such Contributor or by which or to which any portion of its properties or assets is bound or subject, or (b) result in the creation or imposition of any Lien upon such Contributor’s Contributed Equity Interests.

3.4    Ownership of the Contributed Equity Interests. Each Contributor is the beneficial and record owner of all the Contributed Equity Interests opposite such Contributor’s name on the Allocation Schedule, and has marketable title to such Contributed Equity Interests, free and clear of all Liens. No Contributor has granted a currently effective power of attorney or proxy to any Person with respect to any of the Contributed Equity Interests held by such Contributor. At the Closing, Buyer will acquire beneficial and record ownership of such Contributed Equity Interests free and clear of all Liens.

3.5    Litigation; Proceedings. There is no Claim pending or, to the Knowledge of the Contributors, threatened against or involving any Contributor, whether at law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Authority nor are there any investigations relating to Contributor pending or threatened by or before any arbitrator or any Governmental Authority, other than (i) Claims where Buyer or its Affiliates are named as co-defendants, (ii) Claims where the demand amount is less than $50,000, (iii) Claims for which the Company or the Contributors are indemnified or otherwise defended by third party insurers; (iv) Claims listed on Schedule 3.5, or (v) where such Claims are otherwise not reasonably likely to prevent, materially delay or materially impair Contributor’s ability to perform its obligations under this Agreement and all other Transaction Documents to which Contributor is a party.

3.6    Securities Laws Matters. Each Contributor hereby represents and warrants that he, she or it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such Contributor is acquiring the OP Units for his, her or its own account for investment, and not with a view to any distribution, resale, subdivision or fractionalization thereof in violation of the Securities Act or any other applicable domestic or foreign securities Law, and such Contributor has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, resale, subdivision or fractionalization. Such Contributor is sophisticated in financial matters and is able to evaluate the risks and benefits of ownership of the OP Units and is able to bear the economic risk of its investment in the OP Units.

3.7    Liability for Brokers’ Fees. The Company shall not have any liability or obligation, as a result of any undertakings or agreements of either Contributor, for brokerage fees, finder’s fees, agent’s commissions, nor other similar forms of compensation to any broker, finder, financial advisor or investment banker in connection with the execution of this Agreement and all other Transaction Documents or the Transactions.

3.8    Affiliated Transactions. Except as set forth in Schedule 3.8, no Affiliate or family member (within four degrees of affinity or consanguinity) of any Contributor is a party to or beneficiary of any Contract, commitment or transaction with the Company, has any interest in any property used by the Company or has any interest in any Person which is a competitor, supplier, manufacturer, distributor, lessor or lender of the Company.

3.9    Pre-Closing Restructuring. The Pre-Closing Restructuring and the other transactions contemplated by the agreements entered into in connection with the Pre-Closing Restructuring were consummated prior to the Closing in accordance with the Pre-Closing Restructuring Documents and is valid and effective. The Contributors have delivered to Buyer copies of the Pre-Closing Restructuring Documents which are true, correct and complete in all material respects. The consummation of the Pre-Closing Restructuring did not and will not cause the Company to incur any liability or obligation of any kind or to lose the benefit of any Tax election or Tax asset.

3.10    Accuracy of Representations. All of the representations in this Section 3, other than the Contributor Fundamental Representations, are materially true and correct as of December 29, 2022, unless otherwise specified. The Contributor Fundamental Representations are true and correct as of the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Buyer as follows:

4.1    Organizational Matters. The Company is a limited liability company duly organized and validly existing under the Laws of the state of Delaware. The Company has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Schedule 4.1(i) sets forth each jurisdiction where the Company is licensed or qualified to do business as a foreign entity. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned, operated or leased by it or the operation of its business as it has been and is currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or be reasonably be expected to have a Material Adverse Effect on the Company. The Contributors have previously made available to Buyer true and complete copies of the Charter Documents of the Company, as amended and in effect on the date of this Agreement. The current managers and officers of the Company are as set forth on Schedule 4.1(ii).

4.2    Authorization of Transactions. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and all other Transaction Documents to which the Company is a party, and to perform its obligations hereunder and thereunder, and no other proceeding or action on the part of the Company is necessary to approve and authorize the Company’s execution and delivery of this Agreement or any other Transaction Document to which the Company is a party or the performance of the Company’s obligations hereunder or hereunder. The execution and delivery of this Agreement and each Transaction Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company. This Agreement and each of the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the parties hereto and thereto other than the Company, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3    Capitalization.

(a)    The authorized equity interests and all of the issued and outstanding equity interests of the Company held by each Contributor are set forth on Schedule 4.3(a), and such equity interests constitute the Contributed Equity Interests. All of the Contributed Equity Interests are owned of record and beneficially by the Contributors free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement, Buyer will own all of the Contributed Equity Interests, free and clear of all Liens.

(b)    The Company does not own or have any interest in any equity or have any ownership interest in any other Person.

(c)    All of the Contributed Equity Interests have been duly authorized and are validly issued, fully paid and non-assessable. All of the Contributed Equity Interests were issued in compliance with all applicable Laws. None of the Contributed Equity Interests were issued in violation of any of the Company’s Charter Documents or in violation of any other agreement, arrangement or commitment to which any Contributor or the Company is or was a party or is or was subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity of the Company or obligating any Contributor or the Company to issue or sell any equity of, or any other interest in, the Company. Except as listed on Schedule 4.3(c), the Company does not have outstanding or authorized any equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Contributed Equity Interests.

4.4    No Violation or Conflict. The execution, delivery and performance by the Company of this Agreement or any other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Company’s Charter Documents; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Company; (c) except as set forth on Schedule 4.4, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Company, or (d) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except, with respect to clauses (c) and (d), as would not be adverse to the Company in any material respect.

4.5    Assets.

(a)    Ownership of Assets. The Company owns good and valid title to all of its tangible assets and properties, free and clear of any and all Liens of any nature whatsoever, except for Permitted Liens. The Company has a valid leasehold interest in all tangible assets leased by the Company. The tangible assets and properties of the Company owned and leased by it include all of the tangible assets and properties which are necessary for the operation of the Company’s business as now conducted. Schedule 4.5(a) sets forth a list of all Fixed Assets as of November 30, 2022. None of the Company’s tangible assets are subject to any consignment arrangement.

(b)    Unclaimed Property. There is no material property or obligation of the Company, including but not limited to uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any state, municipality or other Governmental Authority under any applicable escheatment or similar Laws as of the date hereof, and the Company made all filings required under applicable Laws in respect thereof.

4.6    Sufficiency. The tangible assets and properties of the Company are in good operating condition and repair, normal wear and tear excepted, free from any defects, have been maintained consistent with industry standards, and are sufficient to carry on the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

4.7    Financial Information.

(a)    Financial Statements. Attached to this Agreement as Schedule 4.7(a) are true, correct and complete copies of the following (collectively, the “Financial Statements”): (i) true, complete and correct copies of the Company’s unaudited balance sheets, statements of income, statements of retained earnings and statements of cash flows as of December 31, 2020 and 2021 and for the fiscal years then ended, respectively, and (ii) true, complete and correct copies of the Company’s unaudited consolidated balance sheet as of September 30, 2022 (the “Latest Balance Sheet”) and statements of income, retained earnings and cash flows for the nine (9)-month period then ended.

(b)    Preparation of Financial Statements. The Financial Statements were prepared from the books and records of the Company and are true and correct in all material respects. Except as set forth on Schedule 4.7(b), the Financial Statements were prepared in accordance with GAAP consistently applied through the applicable periods involved. The Financial Statements present fairly, in all material respects, the financial condition, assets and liabilities of the Company as of the respective dates of such Financial Statements and the results of operations for the respective periods then ended.

(c)    Accounting Controls. The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of its financial statements in accordance with GAAP and such system of internal control over financial reporting is effective for its intended purpose. There are no significant deficiencies or material weaknesses in the design or operation of the internal controls of the Company which have adversely affected or could adversely affect the ability of the Company to record, process, summarize and report financial data.

4.8    Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.8, the Company has no Liabilities of any kind whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against on the Latest Balance Sheet, (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and which are not, individually or in the aggregate, material in amount, (c) ordinary course trade payables which are not material in amount and (d) expenses of the Company related to the negotiation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby.

4.9    Absence of Certain Changes. Except as set forth on Schedule 4.9 hereto, since the date of the Latest Balance Sheet, the Company’s business has been operated in the ordinary course and consistent with past practice, and there has not been any:

(a)    adverse change in any of the Company’s (financial or otherwise) revenues, operations, assets, liabilities, equity, relationships, earnings, or prospects except changes in the ordinary course of business, none of which individually or in the aggregate has been or will be reasonably expected to have a Material Adverse Effect on the Company;

(b)    amendment of the Company’s Charter Documents;

(c)    split, combination or reclassification of any equity of the Company;

(d)    issuance, sale or other disposition of, or creation of any Lien on, any equity of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity of the Company;

(e)    declaration or payment of any distributions on or in respect of any equity in the Company or redemption, purchase or acquisition of any of the Company’s outstanding equity;

(f)    change in the cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)    entry into any Material Contract other than those entered into in the ordinary course of business;

(h)    incurrence, assumption or guarantee of any Debt for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(i)    transfer, assignment, sale or other disposition of any material assets or property or cancellation of any debts or entitlements other than in the ordinary course of business consistent with past practice;

(j)    transfer, assignment or grant of any license or sublicense of any rights under or with respect to any of the Company’s Proprietary Rights;

(k)    equity investment in, or any loan to, any other Person;

(l)    acceleration, termination, material modification to or cancellation of any Material Contract to which the Company was or is a party or by which it was or is bound other than in the ordinary course of business;

(m)    imposition of any Lien (other than a Permitted Lien) upon the Company’s properties or assets, tangible or intangible, which could be reasonable expected to have a Material Adverse Effect;

(n)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, or manager, (ii) Benefit Plan or (iii) collective bargaining or other similar agreement, in each case whether written or oral;

(o)    loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its equityholders or current or former employees, officers or managers, other than employment compensation in the ordinary course of business;

(p)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution (other than the Pre-Closing Restructuring) or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)    increase or grant, or promise to increase or grant, of any salary, wage, severance or other compensation or benefits payable or to become payable to any current or former employee, officer, manager, independent contractor or consultant other than in the ordinary course of business (which ordinary course of business shall include annual salary increases, profit share bonuses and similar commissions;

(r)    hiring or promotion of any employee, officer, director or individual service provider of the Company (except to fill a vacancy in an existing position or in the ordinary course), or termination any of its employees other than for cause or in the ordinary course of business; or

(s)    Contract to do, take any action or fail to take any action that would result in any of the foregoing.

4.10    Taxes. Except as set forth on Schedule 4.10:

(a)    The Company has timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects.

(b)    The Company has (i) timely paid all material Taxes that have become due and payable (whether or not shown on a Tax Return); (ii) withheld and timely remitted to the appropriate Governmental Authority, or properly set aside for future remittance when due, all material Taxes required to be withheld and paid in connection with any amounts paid or owing to or collected from any employee, independent contractor, supplier, creditor, shareholder, partner, member or other person; (iii) complied in all material respects with all applicable Laws relating to information reporting of Taxes; and (iv) collected all material sales and use or similar Taxes required to be collected, and has remitted, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates. All material Taxes of the Company have been properly accrued in the ordinary course of business, in accordance with past practice of the Company and in accordance with GAAP on the Latest Balance Sheet, and do not materially exceed comparable amounts incurred in similar periods in prior years (taking into account the Company’s operating results).

(c)    Since the date of the Latest Balance Sheet, the Company has not (i) incurred any material amount of Taxes outside the ordinary course of business, (ii) changed a method of accounting for Tax purposes, (iii) entered into any agreement with any Governmental Authority (including a closing agreement within the meaning of Section 7121 of the Code or similar state, local or foreign Law) the primary subject of which relates to Tax matters, (iv) surrendered any right to a material Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, (vii) changed or revoked any material election with respect to Taxes, or (viii) made any Tax election inconsistent with past practices, in each case except as required by Law.

(d)    Copies of all income and other material Tax Returns filed for the Company for the tax years ending on or after December 31, 2019 have been delivered or made available to representatives of Buyer, and such copies are true, correct and complete in all material respects.

(e)    All material deficiencies for Taxes proposed or assessed against the Company by any Governmental Authority have been fully and timely paid or finally settled.

(f)    Neither the Company nor any Person acting for or on behalf of the Company, has agreed to any extension or waiver that currently is in effect of the statute of limitations applicable to any Tax Return of the Company or with respect to any material Taxes of the Company, and no request for such extension or waiver is currently pending.

(g)    There is no presently ongoing or pending audit, examination, request for information, claim or proposed adjustment with any Governmental Authority with respect to Taxes of the Company, and no Governmental Authority has contacted the Company in writing and disclosed in writing any intent to initiate any such audit, examination, claim or similar action. No written claim has been made by any Governmental Authority in any jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by, or has or may have a Tax Return filing obligation in, that jurisdiction.

(h)    The Company (i) is not party to or bound by any Tax indemnity, Tax allocation, Tax sharing or similar agreement with any Person, other than any agreement entered into in the ordinary course of its business the primary purpose of which is not related to Taxes; (ii) is not a party to or bound by any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, provincial, local or foreign Tax Law, offer in compromise or any other agreement with any Governmental Authority with respect to Taxes; and (iii) has not requested or received and is not relying upon any private letter ruling or technical advice of the IRS, request for administrative relief, a request for a change of any method of accounting, or comparable ruling of any other Governmental Authority. No power of attorney granted by or with respect to the Company relating to Taxes is currently in force.

(i)    There are no Liens with respect to Taxes upon any of the assets or properties of the Company, other than Permitted Liens.

(j)    The Company has never participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)    The Company (i) has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes; and (ii) does not have, individually or collectively, any liability for Taxes of any other Person under (A) Treasury Regulations Section 1.1502-6 or Treasury Regulations Section 1.1502-78, (B) any similar provision of state, provincial, local or foreign income Tax Law, (C) as a transferee or successor, or (D) by contract (other than any agreement entered into in the ordinary course of its business, the primary purpose of which is not related to Taxes).

(l)    The Company has correctly classified those individuals performing services as common Law employees, leased employees, independent contractors, consultants or agents of the Company.

(m)    The Company is not required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing Date; (iv) an adjustment under Code Section 481 as a result of a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date). The Company does not currently use the cash method of accounting for income Tax purposes. The Company does not have any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or have any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law).

(n)    The Company is, and has been since formation, properly treated as a partnership for U.S. federal and applicable state income Tax purposes and no election has been made (and none is pending) to change such treatment.

(o)    The Company has not made any election with respect to the Revised Partnership Audit Provisions, including, but not limited to, electing to apply any provision of the Revised Partnership Audit Provisions prior to January 1, 2018.

(p)    No member (or former member of the Company) has any right to any distributions with respect to Taxes (or otherwise) from the Company that will survive the Closing.

(q)    None of (i) the goodwill, (ii) going concern value, or (iii) other intangible assets of the Company that would not be amortizable prior to the enactment of Code Section 197 was held by any Contributor, the Company or any related person (within the meaning of Code Section 197(f)(9)(C)) to any Contributor or the Company on or before August 10, 1993 or could constitute anti-churning property under Code Section 197(f)(9)(A).

(r)    The Company has no obligation to gross-up, indemnify or otherwise reimburse any current or former employee, manager, officer, consultant, independent contractor, contingent worker, leased employee or other service provider (or any dependents, spouses or beneficiaries thereof) of the Company for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(s)    Schedule 4.10(s) sets forth a true and complete list of elections that have been made (or are pending) or actions that have been taken (or are pending) by the Company pursuant to Sections 7001-7005 of the Families First Act.

(t)    Schedule 4.10(t) sets forth the following (whether occurring or applied for, as applicable) by the Company: (i) credits claimed pursuant to Section 2301 of the CARES Act; (ii) payroll and employment Taxes deferred pursuant to Section 2302(a) of the CARES Act; (iii) elections made pursuant to Section 2306 of the CARES Act, and (iv) additional depreciation taken pursuant to Section 2307 of the CARES Act.

4.11    Contracts and Commitments.

(a)    Listing. Schedule 4.11(a) hereto sets forth complete and accurate lists of each of the following Contracts to which the Company is a party (other than Contracts to which Buyer or its Affiliates are also parties) (collectively, the “Material Contracts”): (i) all leases of real and/or personal property involving annual expenditure in excess of $50,000; (ii) all Contracts relating to the use, ownership, registration, development, or enforcement of any material Proprietary Rights other than Contracts for software or information technology services involving annual expenditure less than $100,000; (iii) all other Contracts involving annual payments or expenditures in excess of $50,000, (iv) all Contracts between the Company, on the one hand, and any Contributor or with any of the Company’s officers or Affiliates on the other hand; (v) all employment Contracts and independent contractor or consultant Contracts entered into other than in the ordinary course of business; (vi) all Contracts that contain any severance, incentive or phantom equity, or change in control payments or fees payable to any current or former manager, officer, employee, independent contractor, or consultant in connection with the transactions contemplated by this Agreement; (vii) all agreements that relate to Debt; (viii) all Contracts by the Company not to compete in any business or in any geographical area or to not solicit the customers or employees of any other Person, or requiring exclusive dealing by either party thereto; (ix) all partnership, joint venture, or similar arrangement involving the Company; (x) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax liability, material environmental liability or other material liability of any Person outside of the ordinary course of business; (xi) all Contracts that relate to the acquisition or disposition of any business, equity or a material amount of assets of any other Person or any real property (whether by merger, sale of equity, sale of assets or otherwise); (xii) all Contracts with any Governmental Authority; and (xiii) all Real Estate Leases.

(b)    Absence of Breach. Except as described on Schedule 4.11(b), (i) each Material Contract is a valid, binding and enforceable obligation of the Company and is in full force and effect; (ii) no Material Contract has been breached (or alleged to be in breach), cancelled (other than in accordance with the terms of such Material Contract) or repudiated by the Company or, to the Knowledge of the Company, the other party thereto, and no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to conflict with or result in a violation or breach of (or alleged breach of), or give the Company or the other party thereto the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract which could be reasonably expected to have a Material Adverse Effect; (iii) the Company has performed all material obligations required to be performed by it, in each case, to the extent such obligation is required to be performed prior to the Closing Date in connection with each Material Contract and has not received any Claim or notice of default under any Material Contract which could be reasonably expected to have a Material Adverse Effect; (iv) to the Knowledge of the Company, the counter party to each Material Contract has performed all material obligations required to be performed by it pursuant to such Material Contract, and the Company has not delivered any Claim or notice of default under any Material Contract which could be reasonably expected to have a Material Adverse Effect; and (v) no counterparty has threatened or expressed an intention to not fully perform any material obligation pursuant to any Material Contract, nor has any counter given written notice of any desire to terminate or not-renew any Material Contract which could reasonably be expected to have a Material Adverse Effect. The Company has made available or delivered to Buyer accurate and complete copies in all material respects of all Material Contracts, including all modifications, amendments and supplements thereto and waivers thereunder.

4.12    Real Estate.

(a)    Owned Real Estate. The Company does not currently own and has never owned any real property.

(b)    Real Estate Leases. Schedule 4.12(b) hereto sets forth a description of all of the real property leased by the Company (the “Leased Real Estate”), including the address and the lease pertaining thereto (each, a “Real Estate Lease”), the rental amount currently being paid, the expiration of the term of the Real Estate Lease, and the current use of the real property. With respect to each Real Estate Lease: (i) the Real Estate Lease is valid, binding, enforceable and in full force and effect; (ii) neither the Company nor, to the Knowledge of the Company, the other party thereto is in breach or default under the Real Estate Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification, or acceleration of rent under the Real Estate Lease, and no notice has been received or given in respect thereof; (iii) the Company has paid all rent due and payable under the Real Estate Lease; (iv) the Company’s interest under the Real Estate Lease is subject to no Liens other than Permitted Liens; and (v) copies of the Real Estate Lease and of all written amendments, modifications, and supplemental agreements to the same have previously been delivered to Buyer, which copies are true, correct and complete in all material respects.

(c)    Leased Real Estate. The Leased Real Estate constitutes all real property used by the Company in the conduct of the business of the Company and there are no oral agreements related to the Leased Real Estate. The Company does not own, and has never owned, any real property, and the Company does not hold any options or other rights to purchase any real property from any Person. There are no written or oral subleases, concessions or other Contracts granting to any third party the right to use or occupy the Leased Real Estate or any portion thereof. The Leased Real Estate is in no need of significant repairs or improvements, other than maintenance in the ordinary course of business, and there are no structural or mechanical defects in the Leased Real Estate. There is no violation of or nonconformance with any Law requiring or calling attention to the need for any work, repairs, construction, alteration or installation affecting the Leased Real Estate. No Governmental Authority or Order has been issued requiring repairs, alterations or correction of any existing conditions of the Leased Real Estate. There is no pending, planned or contemplated condemnation or similar action or change in any zoning or building ordinance affecting the Leased Real Estate. The improvements on the Leased Real Estate have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Company operated thereon to be operated in the ordinary course as currently operated. To the Knowledge of the Company, the use and operation of the Leased Real Estate does not violate any Law, Contract, covenant, condition, restriction, easement, license, Permit, agreement or insurance requirements affecting the Leased Real Estate, and no notice has been received by the Company or, to the Knowledge of the Company, the landlord or owner of the Leased Real Estate in respect thereof.

4.13    Bank Accounts. Schedule 4.13 hereto describes all checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes, money market accounts, or other similar accounts maintained by the Company. The signatories identified on Schedule 4.13 constitute the only signatories with respect to said accounts.

4.14    Proprietary Rights; Data Privacy.

(a)    Listing. Schedule 4.14(a) sets forth a complete and correct list of: (i) all registered Proprietary Rights and all material unregistered trademarks that are Owned Proprietary Rights ; and (ii) all material licenses or similar agreements or arrangements to which the Company is a party as licensee or licensor for Proprietary Rights. With respect to any Owned Proprietary Rights that are subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (the “Registered Proprietary Rights”), Schedule 4.14(a) sets forth the application number, application date, expiration date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction, and owner(s), as applicable. All documents, recordations, and certificates due prior to the date of this Agreement and necessary to maintain the Registered Proprietary Rights have been filed with the relevant Governmental Authorities in the United States and non-U.S. jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Proprietary Rights. Each registered Proprietary Right is in compliance with all applicable Laws, except where failure to comply would not reasonably be expected to have a Material Adverse Effect, and all filings, payments and other actions required to be made or taken prior to the date of this Agreement to maintain each Registered Proprietary Right in full force and effect have been made by the applicable deadline. All filings, payments and other actions required to be made or taken prior to the date of this Agreement to maintain each Registered Proprietary Right in full force and effect have been made by the applicable deadline. With respect to domain name registrations, Schedule 4.14(a) sets forth each domain name, the registrant, and the date of any renewal deadlines (i.e., expiration date).

(b)    Ownership. The Company is the sole owner of and possesses all right, title and interest in and to each of the Proprietary Rights owned or purported to be owned by the Company (the “Owned Proprietary Rights”), free and clear of all Liens (other than Permitted Liens), and the Company has valid and enforceable rights to use all Proprietary Rights used by the Company (with the Owned Proprietary Rights, the “Company Proprietary Rights”). There are no other Proprietary Rights that are material to the operation of the business of the Company other than the Proprietary Rights set forth on Schedule 4.14(a). No loss or expiration of any of the Company Proprietary Rights shown on Schedule 4.14(a) is pending or, to the Knowledge of the Company, threatened, except in accordance with the normal terms of such Proprietary Rights. There are no inventorship challenges or opposition, reexamination, nullity or interference proceedings declared, commenced or, to the Knowledge of the Company, threatened with respect to any of the Proprietary Rights set forth on Schedule 4.14(a). No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned Proprietary Rights by the Company. Except as set forth on Schedule 4.14(b), the Company is not subject to any outstanding Order (including any motion or petition therefor) that does or would restrict or impair the use of any Proprietary Right.

(c)    Outbound Licenses. Schedule 4.14(c) sets forth list of all material Proprietary Rights licensed by the Company to any Person, and such list is true, correct and complete in all material respects.

(d)    Trade Secrets. The Company has taken commercially reasonable steps to protect (i) the material trade secrets and other material confidential information that it owns or (ii) the trade secrets and other confidential information of third parties to which it owes a duty of confidentiality. No such trade secrets or other confidential information has been disclosed by the Company except pursuant to a confidentiality Contract restricting the disclosure and use thereof or to Person who is bound by a similar duty of confidentiality.

(e)    Infringement. Except as listed on Schedule 4.14(e), the Company has not received from any third party any Claim, notice or demand contesting the validity, enforceability, use or ownership of any of the Company’s Proprietary Rights or relating to any infringement, misappropriation or conflict, or any alleged infringement, misappropriation or conflict, with respect to any Proprietary Rights, including any written demand that the Company license rights from any third party. There are no currently pending Claims, notices or demands of the foregoing nature. To the Knowledge of the Company, the Company is not infringing upon or otherwise violating any Proprietary Rights of any Person, nor has the Company misappropriated any Proprietary Rights of any Person. Other than as set forth on Schedule 4.14(e), to the Knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any Proprietary Rights of the Company, and no written threat, notice, demand or other communication to that effect has been made by the Company against any Person in the last five (5) years.

(f)    Software. Schedule 4.14(f) lists all Software material to the Company’s operation of its business in which the Company has rights, whether as owner or licensee, including pursuant to agreements or arrangements described in Schedule 4.14(a). All Software that is Owned Proprietary Rights is operative for its intended purpose and free of any Malicious Code. No Person other than the Company possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Software that is Owned Proprietary Rights, and all such source code has been maintained strictly confidential. The Company has no obligation to afford any Person access to any such source code.

(g)    Data Privacy; Security. The Company does not sell or rent any Personal Information collected, used or disclosed to it. The Company has at all times complied with all applicable Laws regarding the collection, retention, transfer, use and protection of Personal Information, except where failure to comply would not reasonably be expected to have a Material Adverse Effect. The Company has not experienced any loss, damage or unauthorized access, disclosure, use or breach of security of any Personal Information in its possession. The Company uses commercially reasonable efforts to safeguard any personally identifiable information that it obtains. To the Knowledge of the Company, the Company is and has been in compliance in with all applicable Laws relating to loss, theft and breach of security notification obligations, in each case as they relate to Personal Information.

4.15    Compliance with Laws.

(a)    Permits. The Company has all material Permits required to be held or owned by the Company to conduct its business as currently conducted pursuant to applicable Laws, and such Permits are in full force and effect and listed on Schedule 4.15(a)(i). Except as set forth in Schedule 4.15(a)(ii), no violations, notices of violations, cease and desist orders or Orders are or have been recorded and remain outstanding in respect of such Permits (other than any violations, notices, cease and desist orders or Orders in which Buyer or its Affiliates are also named) which could reasonably be expected to have a Material Adverse Effect. Set forth in attached Schedule 4.15(a)(iii) is a complete list of all complaints, citations and written notices of violations or alleged violations received by the Company with respect to Permits within the past five (5) years from any Governmental Authority having jurisdiction over the Company which could reasonably be expected to have a Material Adverse Effect (other than complaints, citations or written notices of violations or alleged violations in which in which Buyer or its Affiliates are also named).

(b)    Compliance with Laws and Regulations. Except as set forth in Schedule 4.15(b), the Company is, and has been for the past five (5) years, in compliance, in all material respects, with all applicable Laws relating to the operation of its business, properties, assets and services, and no notice has been served upon the Company within the past five (5) years claiming a violation of or liability or responsibility under any of the foregoing, other than notices (i) where Buyer or its Affiliates are also named, (ii) where the demand amount is less than $50,000, (iii) for which the Company or the Contributors are indemnified or otherwise defended by third party insurers, or (iv) where such violations or liability would not reasonably be expected to have a Material Adverse Effect. In the past five (5) years, the Company has not engaged in any unfair competition or trade practices or any false, deceptive, unfair or misleading advertising or promotional practices, except as would not be material to the Company. Except as set forth in Schedule 4.15(b), the Company has not received a written notification or been subject to any investigation from any Governmental Authority or any advocacy or monitoring group regarding their marketing, advertising or promotional practices.

4.16    Books and Corporate Records. The Corporate Records, all of which have been made available to Buyer, are complete and correct in all material respects, have been maintained in accordance with sound business practices, and contain materially accurate and complete records of all transactions involving the activities of the Company. The Company has not engaged in any transaction, maintained any fund, asset or bank account, or used any of its funds, except as reflected in its normally maintained books and records. At the Closing, all of the Corporate Records will be in the possession of the Company.

4.17    Environmental Matters.

(a)    Compliance Generally. Except (i) as set forth on Schedule 4.17(a), the Company is currently and has been in compliance with all Environmental Laws and has not received from any Governmental Authority and/or Person any: (i) Environmental Claim (other than Claims to which the REIT, Buyer, or Buyer’s subsidiaries are also a party); or (ii) written request for information pursuant to Environmental Law (other than requests to which the REIT, Buyer, or Buyer’s subsidiaries are also a party), which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. The Company has not retained or assumed by Contract or operation of Law, any liabilities or obligations of any third parties under Environmental Law. Neither the Company nor, to the Knowledge of the Company, any other Person for whose conduct the Company is or may be held responsible under any applicable Environmental Law, has any liability under any Environmental Law with respect to the Leased Real Estate, any other properties geologically or hydrologically connected to the Leased Real Estate, or any other real property formerly owned, leased or operated by the Company. There has been no Environmental Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, leased or operated by the Company. To the Knowledge of the Company, Hazardous Materials are not present on, at, or under the Leased Real Estate in violation of or in excess of applicable limited pursuant to Environmental Law.

(b)    Environmental Permits. Except as set forth on Schedule 4.17(b), the Company has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Schedule 4.17(b)) necessary for the ownership, lease, operation or use of the business or assets of the Company, and all such Environmental Permits are in full force and effect.

4.18    Employee Benefit Matters.

(a)    Benefit Plans. Schedule 4.18(a) lists the Company’s current Benefit Plans. Each Benefit Plan is and all times has been in compliance with all Laws, including ERISA. There is no accumulated funding deficiency in connection with any Benefit Plan and no reportable event has occurred in connection with any Benefit Plan. No Benefit Plan, and no trustee or administrator of any Benefit Plan, has engaged in any non-exempt “prohibited transaction” as defined in ERISA or the Code or any breach of fiduciary duty. All of the Benefit Plans that are intended to meet the requirements of Section 401(a) of the Code have been determined by the IRS and the Treasury to be “qualified” within the meaning of the Code and the Company has received a favorable determination letter, or may rely on an opinion letter, from the IRS and the Treasury with respect thereto, and there are no facts which would reasonably be expected to adversely affect the qualified status of any Benefit Plan.

(b)    Termination Matters. Any past Benefit Plan that has been terminated was done so in material compliance with all applicable Laws. The Company does not have any further liability or obligation pursuant to any Benefit Plans that have been terminated.

(c)    Administration. With respect to each Benefit Plan: (i) all contributions, distributions, reimbursements, and/or payments required to be made under the terms of any Benefit Plan have been timely made or have been properly accrued and reflected in the Company’s books and records in accordance with the terms of the applicable Benefit Plan and applicable Law; (ii) each Benefit Plan has been administered in accordance with applicable Law and its terms in all material respects; and (iii) there are no pending or, to the Knowledge of the Company, threatened Claims (other than routine Claims for benefits) with respect to such Benefit Plan or against the assets of such Benefit Plan and, to the Knowledge of the Company, no act or omission has occurred which would reasonably be expected to result in any such Claims (other than routine Claims for benefits).

(d)    Effects of Transaction. Except as set forth on Schedule 4.18(d), neither the execution nor the delivery of this Agreement nor the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise) (i) entitle any current or former employee or other individual service provider (or any beneficiary or dependent thereof) of the Company to a stay, transaction, or change in control bonus, severance pay, or other compensation or benefits, (ii) accelerate the funding, time of payment, or vesting, or increase the amount or value of any compensation or benefits due to any current or former employee or other individual service provider (or any beneficiary or dependent thereof), (iii) with respect to any Benefit Plan, result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code (determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code).

(e)    Certain Plan Obligations. Except as set forth on Schedule 4.18(e), neither the Company nor any of its ERISA Affiliates currently sponsors, maintains, or has any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) and neither the Company nor any ERISA Affiliate has within the last six (6) years sponsored, maintained, or contributed to or been obligated to contribute to (i) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA), (ii) any plan or arrangement, whether or not terminated, which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), (iii) any “multiple employer plan” (as defined in Section 413 of the Code), or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Benefit Plan provides post-termination medical, health, life insurance or other welfare-type benefits for current employees or current or future retired or terminated employees (except for continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable Law).

(f)    Required Employee Compensation Accounts. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation, social security or other benefits or obligations for employees or former employees other than routine payments to be made in the ordinary course of business or as required by applicable Law. To the Knowledge of the Company, the Company has made all required payments to its unemployment compensation, workers’ compensation, social security or other legally required payments with the appropriate Governmental Authority.

(g)    New Plans. The Company has not announced any plan or legally binding commitment to create any additional Benefit Plans or to amend or modify any existing Benefit Plan, except to the extent required by applicable Law.

(h)    Copies. With respect to each Benefit Plan, the Company has made available to Buyer true and correct copies of the following as applicable: (i) the plan document, adoption agreement, and all amendments thereto (or a written description of the key terms of any Benefit Plan that is not in writing), the summary plan description and any summary of material modifications thereto, and any other governing document (including but not limited to the trust agreement and other funding arrangements maintained with respect to such plan); (ii) Form 5500 annual reports and non-discrimination testing results for the three most recent plan years; (iii) with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent favorable determination letter or opinion letter issued by the IRS and the Treasury; and (iv) any non-routine correspondence with Governmental Authority within the last three (3) years.

(i)    Debt. There are no outstanding loans with any employee or former employee of the Company other than loans provided in the ordinary course under a Benefit Plan intended to be qualified under Section 401(a) of the Code.

4.19    Employment Matters.

(a)    Listing. Schedule 4.19(a)(i) contains an accurate and complete list of all Persons who are employees (including any temporary employees) of the Company as of the date hereof, including each employee on leave of absence or layoff status, and sets forth for each such individual the following, as applicable: (i) name; (ii) title or position (including whether full or part time exempt or non-exempt for purposes of the applicable wage and hour Laws; (iii) hire or engagement date; (iv) location (city and state); (v) current annual salary, hourly rate, or fee rate; (vi) 2022 commission, bonus or other incentive-based compensation paid or payable; and (vii) accrued and unused vacation, sick and other paid time off. Except as set forth in Schedule 4.19(a)(ii), each employee of the Company is employed on an at-will basis and the Company has the right to terminate the employment of all of its employees at will. Except as set forth in Schedule 4.19(a)(ii), the Company does not have any contractual or other working arrangements with any Person otherwise employed by a staffing firm or other provider of temporary employees. Except as set forth in Schedule 4.19(a)(iii), as of December 29, 2022, no employee or group of employees of the Company has given the Company written notice of any plans to terminate his, her, or their employment or relationship with the Company.  To the Knowledge of the Company, no employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee and any other Person that in any way materially inhibits (x) the performance of his or her duties as an employee of the Company, or (y) the ability of the Company to conduct its business.

(b)    No Union Activity. The Company is not, and in the past has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and, no Union or group of employees has sought or, to the Knowledge of the Company, is seeking to organize employees for the purpose of collective bargaining. There has never been, nor, to the Knowledge of the Company, is there any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company does not have any duty to bargain with any Union.

(c)    Compliance with Employment Laws. The Company is and has been in compliance in all material respects with all applicable Laws relating to the employment of personnel and labor, including without limitation those relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, employment and reemployment rights of members of the uniformed services, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, employee benefits, health and safety, the payment of social security and similar Taxes, workers’ compensation, leaves of absence, collective bargaining, leased employees, temporary employees, plant closings and layoffs, unemployment insurance, and authorization of employees to work in the United States. All employees of the Company classified as exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified as such. All individuals who are performing services for the Company and are classified as independent contractors are properly classified as such. Except as set forth on Schedule 4.19(c), the Company (i) has paid in full, or accrued in its books and records, all wages, salaries, overtime, wage premiums, commissions, bonuses, fees, severance, cash-outs of accrued unused vacation or other paid leave, and other compensation and benefits due and payable to or on behalf of its current or former employees, temporary employees, and individual independent contractors; and (ii) does not have any liability for any fines, Taxes, interest, or other penalties for any failure to pay (or delinquency in paying), or in withholding any amounts required by Law in respect of, any such compensation.

(d)    Employment Claims. Except as set forth in Schedule 4.19(d), no current or former employee or temporary employee (or any Governmental Authority on behalf of, or with respect to, any of the foregoing) has any pending, or to the Knowledge of the Company, threatened Claim against the Company under applicable employment laws. Except as set forth on Schedule 4.19(d), no formal claims or allegations have been made against the Company, or any current or former manager, director, officer, employee or other agent thereof (in their capacity as such), for discrimination, sexual or other harassment, sexual misconduct or retaliation, nor, to the Company’s Knowledge, are any such claims threatened or pending nor is there any reasonable basis for such a claim. The Company has promptly and thoroughly investigated all discrimination, sexual or other harassment, sexual misconduct or retaliation allegations (including informal allegations) and, with respect to any allegation determined to have merit, taken prompt corrective action reasonably calculated to prevent further improper conduct or actions. The Company does not reasonably expect any liability with respect to any such allegations and has not entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by a manager, director, officer, employee or any other agent of the Company. There are no pending labor or employee-related investigation or audit by any Governmental Authority, either now or at any time in the last five (5) years, nor has the Company been notified by any Governmental Authority of any labor or employee-related investigation involving the Company.

(e)    Immigration Matters. Each employee of the Company was hired in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder (“IRCA”) and/or any other applicable immigration related Laws (including any applicable E-Verify obligations) and the Company is in compliance with and at all times has complied with all recordkeeping and other regulatory requirements under IRCA and/or any other applicable immigration related Laws (including any applicable E-Verify obligations). Except as set forth on Schedule 4.19(e), the Company does not have any employees who hold temporary (non‑immigrant) visas, nor has it entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence on behalf of the employee.

(f)    WARN Act; COVID-19 Impact. The Company has not taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

4.20    Litigation; Orders. Other than (i) Claims where Buyer or its Affiliates are named as co-defendants, or (ii) as set forth on Schedule 4.20, there are no Claims pending or, to the Knowledge of the Company, threatened (a) against or by the Company affecting any of its properties or assets other than (1) Claims where the demand amount is less than $50,000, (2) Claims for which the Company or the Contributors are indemnified or otherwise defended by third party insurers, or (3) where such Claims are otherwise not reasonably likely to prevent, materially delay or materially impair Contributor’s ability to perform its obligations under this Agreement and all other Transaction Documents to which Contributor is a party; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. The Company is not a party to, or bound by, any Order (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the Company, and there are no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

4.21    Insurance. Schedule 4.21(i) contains a list of all insurance policies maintained by the Company and relating to the assets, business, operations, employees, officers or managers of the Company. The Company has delivered to Buyer copies of all such insurance policies and all pending applications by the Company for any insurance coverage, which copies are true, correct and complete in all material respects. Such insurance policies are in full force and effect and the Company has not received any written notice of any cancellation of such insurance. The Company is in compliance with its obligations pursuant to such policies. The Company currently maintains all insurance coverage required by applicable Laws or any Contract to which the Company is a party. All premiums due under all such insurance policies have been timely paid as of the Closing. No limits under any such policies have been exhausted or significantly diminished. Schedule 4.21(ii) sets forth, by year, for the current policy year and each of the three (3) preceding policy years in respect of each policy for liability, property or casualty: (a) a summary of loss experience under such policy; (b) a statement describing each Claim under each policy for an amount in excess of $10,000; and (c) a statement describing the loss experience for all Claims that were self-insured, including the number and aggregate cost of such Claims. The Company has not failed to give notice or present any Claim for an amount in excess of $10,000, either individually or in the aggregate, under any insurance policy in a due and timely fashion and has not received: (x) any refusal or dispute of coverage or notice that a defense will only be afforded with a reservation of rights; or (y) except for those policies that the Company chooses not to renew, any notice of cancellation or any other indication that any insurance policy is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder. The Company has never had a lapse of insurance coverage. All policies to which the Company is a party or that provide coverage to the Company or any officer or manager of the Company: (i) are “occurrence based” insurance policies and (ii) will continue in full force and effect following the consummation of the transactions contemplated in this Agreement through tail policies or otherwise.

4.22    Affiliate Transactions. Other than as specifically described on Schedule 4.22, none of the Contributors, nor any Affiliate, ancestor, sibling, descendant or spouse of any of the Contributors: (a) is or has been within the last three (3) years a party to any Contract or transaction with the Company (other than in such person’s capacity as an employee of the Company); or (b) has or has had within the last three (3) years any direct or indirect financial interest in a competitor, supplier, sales representative, distributor or customer of the Company or any other Person that (i) has or has had business dealings in excess of $10,000 in a calendar year with the Company, or (ii) is or was engaged in competition with the Company.

4.23    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Contributors or the Company.

4.24    Accuracy of Representations. All of the representations in this Section 3, other than the Company Fundamental Representations, are materially true and correct as of December 29, 2022, unless otherwise specified. The Company Fundamental Representations are true and correct as of the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Contributors as follows:

5.1    Organization. Buyer is a limited partnership duly and validly organized and existing in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

5.2    Authorization; Enforceability. The execution, delivery, and performance of this Agreement by Buyer, and all of the other Transaction Documents to which Buyer is a party, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action. This Agreement and each of the other Transaction Documents to which Buyer is a party constitute, assuming the due authorization, execution and delivery hereof and thereof by the parties hereto and thereto other than Buyer, the valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting creditors’ rights generally and limitations on the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3    No Violation or Conflict. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party: (a) do not and will not conflict with or violate any Law, the Charter Documents of Buyer, or any Contract to which Buyer is a party or by which Buyer is bound or give rise to a right of termination or acceleration of an obligation thereunder which would, in each case, materially adversely affect the ability of Buyer to timely consummate any of the transactions contemplated by this Agreement or the other Transaction Documents; and (b) do not require any Consent or other action by or notice to any third parties, including any declarations or filings with any court or Person, the failure of which to be obtained or made would not materially adversely affect the ability of Buyer to timely consummate any of the transactions contemplated by this Agreement or the other Transaction Documents.

5.4    OP Units. All of the OP Units have been duly authorized and are validly issued, fully paid and non-assessable. Assuming the accuracy and completeness of the Contributors’ representations in Section 3.6, all of the OP Units were issued in compliance with all applicable Laws. None of the OP Units were issued in violation of any of Buyer’s Charter Documents or in violation of any other agreement, arrangement or commitment to which Buyer or any of its Affiliates is or was a party or is or was subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity of Buyer or obligating Buyer or any of its Affiliates to issue or sell any equity of, or any other interest in Buyer. Except for this Agreement, the charter of the REIT and the Buyer LP Agreement, there are no voting trusts, equityholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Class C Units.

5.5    Brokers. No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its members, managers, officers, employees, representatives or agents.

5.6         No Restrictions on Transfer. There are no restrictions on transfer of the OP Units (or additional Class C Units issued by Buyer hereunder, as applicable) except as referenced in this Agreement, in the Buyer LP Agreement.

ARTICLE VI
COVENANTS

6.1    Access to Information. Buyer shall (and shall cause the Company to) hold all the books and records of the Company existing on the Closing Date (“Closing Books and Records”) and not to destroy or dispose of any such books or records for a period of six (6) years from the Closing Date. During that six (6) year period, Buyer shall (and shall cause the Company to), during normal business hours, upon reasonable notice, make available and provide the Contributors Representative and its authorized representatives with access to such Closing Books and Records that they may reasonably require with respect to any reasonable business purpose (including, without limitation, any Tax matter). Notwithstanding anything to the contrary set forth in this Agreement, the access and disclosure of information contemplated by this Section 6.1 shall not be permitted to the extent that such access or disclosure is related to any dispute or pending or threatened litigation between any of the Parties (or any of their respective Affiliates).

6.2    Further Assurances. At and after the Closing, the officers and managers of the Company will be authorized to execute and deliver, in the name and on behalf of the Company or Buyer, any deeds, bills of sale, assignment or assurances and to take and do, in the name and on behalf of the Company or Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in the Company or Buyer any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by Buyer as a result of, or in connection with, the transactions contemplated hereby.

6.3    Tax Matters.

(a)            Tax Returns.

(i)    The Contributors Representative shall, at the Contributors’ sole cost and expense, prepare the IRS Form 1065 (and any comparable state and local Tax Returns) of the Company for any Tax period ending on or prior to the Closing Date (and any other Tax Return of the Company for any Tax period ending on or prior to the Closing Date with respect to which the items of Company income, gain, loss, deduction, and credit shown thereon are passed through to the Company’s owners (collectively, the “Partnership Returns”). Each Partnership Return shall be prepared in accordance with existing procedures and practices and accounting methods of the Company, except as required by applicable Law. Each Partnership Return due after the Closing Date that needs to be filed by the Company shall be submitted to Buyer for Buyer’s review at least thirty (30) days prior to the due date of the Tax Return. The Contributors Representative shall incorporate all reasonable written comments of Buyer received by the Contributors Representative at least ten (10) days prior to the due date of such Tax Return. No Partnership Return may be amended after the Closing without the prior written consent of Buyer.

(ii)    Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Company for any Pre-Closing Tax Period or Straddle Period which are due after the Closing Date and are not Partnership Returns (the “Buyer Prepared Returns”). To the extent that a Buyer Prepared Return relates solely to a Pre-Closing Tax Period, such Tax Return shall be prepared in accordance with existing procedures and practices and accounting methods of the Company, unless otherwise required by Law. Each Buyer Prepared Return that shows an Indemnified Tax shall be submitted to the Contributors Representative for its review and comment within a reasonable time prior to the due date of the Tax Return. Buyer shall incorporate any reasonable comments made by the Contributors Representative in the final Tax Return prior to filing. No failure or delay of Buyer in providing Buyer Prepared Returns for the Contributors Representative to review shall reduce or otherwise affect the obligations or liabilities of the Contributors pursuant to this Agreement, except to the extent the Contributors are actually and materially prejudiced by such failure or delay. The Contributors Representative shall deliver to Buyer, at least three (3) Business Days prior to the date on which such Taxes are required to be paid, any Indemnified Taxes shown as due on a Buyer Prepared Return.

(iii)    The Contributors, the Contributors Representative and Buyer agree to take all steps such that an election under Section 754 of the Code (and any similar election under state, local and, if applicable, foreign Law) with respect to the Company will be made or will be in effect for the Tax period of the Company that includes the Closing Date.

(b)            Straddle Period Allocation. The parties hereto hereby agree that the Tax year of the Company shall end for federal income Tax purposes as of the end of the Closing Date and, to the extent permissible under applicable Law, the Company shall elect to have each of its other Tax years end as of the end of the Closing Date. For purposes of determining the amount of Taxes for any Straddle Period that are attributable to a Pre-Closing Tax Period, the parties hereto agree as follows:

(i)    in the case of all property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date equals the amount of such Tax for the entire Tax period multiplied by the number of days in the Straddle Period ending on the Closing Date and divided by the total number of days in the entire Straddle Period;

(ii)    in the case of any payroll taxes related to any bonus or severance payments arising from this transaction or any other Taxes imposed on the Company with respect to the payment of any expenses arising from this transaction, such Taxes shall be treated as Taxes of the Company for a Pre-Closing Tax Period (or portion of the Straddle Period ending on the Closing Date) to the extent any such payment was treated as deductible in a Pre-Closing Tax Period (or portion of the Straddle Period ending on the Closing Date); and

(iii)    in the case of all other Taxes for a Straddle Period (including income Taxes, employment Taxes and sales and use Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date equals the amount that would be payable if the relevant Tax period ended on the Closing Date using a “closing of the books methodology”; provided that all permitted allowances, exemptions and deductions that are normally computed on the basis of an entire year or period (such as amortization and depreciation deductions and the effect of graduated rates) will be allocated between the portion of the taxable period ending on the Closing Date and the remainder of the taxable period based on the mechanics set forth in clause (i) for periodic Taxes;

For the avoidance of doubt, any payroll or other employment Taxes of the Company for any Pre-Closing Tax Period that are deferred pursuant to Section 2302 of the CARES Act shall be treated as attributable to a Pre-Closing Tax Period.

(c)            Tax Proceedings. If any Governmental Authority issues to the Company (i) a written notice of its intent to audit or conduct another legal proceeding with respect to Indemnified Taxes or Partnership Returns or (ii) a written notice of deficiency for Indemnified Taxes or with respect to Partnership Returns, Buyer shall notify the Contributors Representative of its receipt of such communication from the Governmental Authority within thirty (30) days of receipt. No failure or delay of Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Contributors pursuant to this Agreement, except to the extent that the Contributors are actually and materially prejudiced by such failure or delay. The Company shall control any audit or other legal proceeding in respect of any Tax Return or Taxes of the Company (a “Tax Contest”); provided, however, that (A) the Contributors Representative, at the sole cost and expense of the Contributors, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period; and (B) Buyer shall not allow the Company to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Taxes for a Pre-Closing Tax Period without the permission of the Contributors Representative (which will not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Contributors Representative shall control the conduct of any Tax Contest relating to a Partnership Return; provided, however, that (1) the Contributors Representative shall keep Buyer and the Company reasonably informed regarding the status of such Tax Contest; (2) the Contributors Representative shall control the Tax Contest diligently and in good faith; (3) Buyer shall have the right to participate in such Tax Contest; (4) the Contributors Representative shall not settle, resolve or abandon the Tax Contest (or any portion thereof) without the prior written consent of Buyer (which will not be unreasonably withheld, delayed or conditioned); and (5) the Contributors shall bear all costs and expenses of the Contributors Representative and the Company in controlling such Tax Contest. Notwithstanding anything to the contrary herein, the Company shall make (or cause to be made) a “push out” election under Section 6226 of the Code (and any corresponding election available under applicable state or local law) with respect to any imputed underpayment (within the meaning of Section 6225 of the Code) for any Pre-Closing Tax Period of the Company. The Company shall in all events timely seek (and cause the partnership representative, as that term is used in the Code, to timely seek) reduction of any imputed underpayment for any Pre-Closing Tax Period of the Company to the full extent permitted by Section 6225 of the Code.

(d)    Cooperation in Tax Matters. The Contributors, Buyer and the Company shall cooperate fully in connection with the preparation and filing of Tax Returns of the Company and any pending or threatened Tax audit, assessment, litigation or other legal proceeding with respect to Taxes of the Company, and each Party shall provide any information necessary or reasonably requested to allow other Parties to comply with any information reporting or withholding requirements contained in the Code or other applicable laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement.

(e)    Transfer Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the shares in the Company or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Contributors. The parties hereto shall cooperate in good faith to reduce or eliminate any Transfer Taxes which could apply to the Transactions.

(f)    Certain Tax Distributions. Notwithstanding anything to the contrary, no Contributor shall retain any right to any distribution for Taxes pursuant to the terms of the Company’s operating agreement.

(g)    Tax Refunds. Subject to this Section 6.3(g), all refunds of Taxes (other than refunds of Transfer Taxes, which shall be allocated in the same manner as Transfer Taxes are allocated under Section 6.3(e)) of the Company for any Pre-Closing Tax Period (determined, with respect to a Straddle Period, in accordance with the same principles provided in Section 6.3(b)), whether in the form of cash received from the applicable Governmental Authority or a direct credit against Taxes that are not Indemnified Taxes, shall be for the benefit of the Contributors. To the extent that Buyer or the Company receives a refund that is for the benefit of the Contributors, Buyer shall pay to the Contributors Representative for distribution to the Contributors the amount of such refund (without interest other than interest received from the applicable Governmental Authority), net of any reasonable costs incurred by Buyer or its Affiliates in obtaining, receiving or paying over such refunds, including Taxes). The net amount due to the Contributors shall be payable ten (10) days following actual receipt of such Tax refund (or, if the refund is in the form of direct credit, ten (10) days after filing the Tax Return claiming such credit). Nothing in this Section 6.3(g) shall require that Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Buyer and the Company) that is with respect to (A) any refund of Tax that is the result of the carrying back of any Tax attribute or Tax credit incurred in a Tax period (or portion thereof) beginning after the Closing Date, (B) any refund of an Indemnified Tax paid after the Closing Date to the extent the Contributors have not indemnified Buyer or the Company for such Taxes, (C) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Closing Date Working Capital, as finally determined, or (D) any refund for Tax that gives rise to a payment obligation of the Company to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered into (or assumed) by the Company prior to Closing.

(h)    Post-Closing Tax Actions. Unless required by applicable Law, or unless such action would not result in an indemnification obligation of the Contributors under Article VII or otherwise result in additional Taxes to Contributors (or any direct or indirect equity owner of any Contributor), neither the Company nor Buyer (including its Affiliates) will (i) file or amend any Tax Returns of the Company for any Tax period ending on or prior to the Closing Date, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax of the Company for any Tax period ending on or prior to the Closing Date, (iii) make or change any material Tax election or accounting method or practice of the Company with respect to, or that has retroactive effect to, any Tax period ending on or prior to the Closing Date, or (iv) enter into a voluntary disclosure agreement or make any similar voluntary disclosure to a Governmental Authority regarding Taxes of the Company for any Tax period ending on or prior to the Closing Date, in each case without the prior consent of the Contributors’ Representative, not to be unreasonably conditioned, withheld, or delayed.

(i)    Transaction Costs. All Transaction Costs shall be allocated to and reported as Tax deductions in the Pre-Closing Tax Period, to the extent permitted by Law (based on a “more likely than not” or higher level of comfort).

6.4    Non-Competition; Non-Solicitation and Confidentiality.

(a)    For a period of five (5) years commencing on the Closing Date, each Contributor shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in any state in which the Company is qualified or is required to be qualified to do business or any state in which the Company has otherwise taken reasonable steps to engage in the Business, in each case, as of the Closing Date (the “Territory”); (ii) be or become an officer, director, stockholder, investor, beneficiary, promoter, owner, co-owner, Affiliate, partner, joint venturer, member, employee, agent, representative, consultant, advisor, manager of or otherwise render any services to or have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity; or (iii) intentionally interfere in any respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and any customers or suppliers of the Company. Notwithstanding the foregoing, each Contributor may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Contributor is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person and/or (B) own equity interests in Buyer and/or the REIT or continue to be involved in the management of or be an employee of the Company or its Affiliates.

(b)    For a period of five (5) years commencing on the Closing Date, each Contributor shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company who was employed by the Company on, or within six (6) months prior to, the date of such hiring or solicitation, or otherwise encourage any such employee to leave such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c)    Each Contributor recognizes that by reason of (i) his or her ownership of the Contributed Equity Interests, and (ii) the information provided by Buyer to such Contributor and/or the Company in connection with the transactions contemplated hereby, such Contributor has acquired and/or will acquire Confidential Information of the Company and Buyer, the use or disclosure of which could cause Buyer, the Company and/or their respective Subsidiaries and Affiliates substantial loss and damages that could not be readily calculated and for which a remedy at Law may not be adequate. Accordingly, each Contributor covenants and agrees with Buyer that such Contributor will not, at any time, except in performance of such Contributor’s obligations to Buyer, directly or indirectly, disclose or publish, or permit other Persons within Contributor’s control (including such Contributor’s Affiliates) to disclose or publish, any Confidential Information, unless (a) such information becomes generally known to the public not resulting from breach by Contributor of this Section 6.4(d), (b)  disclosure is required by Law or the order of any Governmental Authority of competent jurisdiction under Law, or (c) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided that prior to disclosing any information pursuant to clause (a) or (b) above, to the extent permitted by applicable law, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest such disclosure and shall, but at no expense to Contributor, cooperate with efforts to prevent such disclosure.

(d)    Each Contributor acknowledges and agrees that a breach or threatened breach of this Section 6.4 would give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or threatened breach by any Contributor of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Each Contributor acknowledges that the restrictions contained in this Section 6.4 are reasonable and necessary to protect the legitimate interest of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.4 should ever be adjudicated to exceed the temporal, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.4 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.5    Contributors’ Names. Within ten (10) business days following the Closing, each Contributor that is an entity shall change its legal name in its jurisdiction of formation and each jurisdiction where it is qualified as a foreign limited liability company to a name that does not use “VineBrook” or any derivation thereof.

6.6    Credit Support. Following the Closing, Buyer shall use commercially reasonable best efforts to cause Buyer or one of its Affiliates (including the Company from and after the Closing) acceptable to PNC to be substituted in all respects for Contributors or their Affiliates, as applicable, with respect to each of the PNC Guaranties.

ARTICLE VII
INDEMNIFICATION

7.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein will survive the Closing and will remain in full force and effect until the nine-month anniversary of the Closing Date (the “General Survival Date”); provided, that the Contributor Fundamental Representations, the Company Fundamental Representations and the Buyer Fundamental Representations will survive until the sixth anniversary of the Closing Date, and the representations and warranties contained in Section 4.10 (Taxes) shall survive for the full period of the applicable statutes of limitations plus sixty (60) days). All covenants and agreements contained in this Agreement that are to be performed in whole prior to the Closing shall survive the Closing Date but shall terminate on the General Survival Date. All covenants and agreements contained in this Agreement that are to be performed in whole or in part after the Closing shall survive the Closing for the period contemplated therein. Notwithstanding the foregoing, any Claims asserted in accordance with this Article VII prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such Claims will survive until finally resolved.

7.2    Indemnification by the Contributors.

Subject to the limitations set forth in Section 7.5 below:

(a)    each Contributor shall, severally and not jointly, in accordance with their Allocation Percentage, indemnify and hold Buyer and its current and future Affiliates (including after the Closing, the Company), their successors and permitted assigns, and any of their respective equityholders, agents, employees, representatives, officers, directors and managers (collectively the “Buyer Indemnitees”) harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations, and Claims of any kind (including reasonable attorneys’ fees and other costs and expenses) (“Damages”) asserted against and/or suffered by any Buyer Indemnitee to the extent arising out of or in connection with any of the following:

(i)    any breach or inaccuracy of any of the representations and warranties made by such Contributor in Article III of this Agreement (other than the Contributor Fundamental Representations made by such Contributor);

(ii)    any breach or inaccuracy of any of the Contributor Fundamental Representations made by such Contributor; and

(iii)    any breach or failure by such Contributor to comply with, carry out, perform, satisfy, or discharge any of its respective covenants, agreements, undertakings, liabilities, or obligations in or pursuant to this Agreement.

(b)    the Contributors shall, severally and not jointly, in accordance with their Allocation Percentage, indemnify and hold the Buyer Indemnitees harmless from and against any and all Damages asserted against and/or suffered by any Buyer Indemnitee to the extent arising out of or in connection with any of the following:

(i)    any breach or inaccuracy of any of the representations and warranties made in Article IV (other than the Company Fundamental Representations);

(ii)    any breach or inaccuracy of any of the Company Fundamental Representations;

(iii)    any breach or failure by the Company to comply with, carry out, perform, satisfy, or discharge any covenants, agreements, undertakings, liabilities, or obligations in or pursuant to this Agreement;

(iv)    any Indemnified Taxes;

(v)    any Debt not paid at or prior to Closing and not otherwise accounted for in the Adjustment Amount; and

(vi)    any Transaction Costs not paid at or prior to Closing.

7.3          Indemnification by Buyer.

Buyer shall indemnify and hold the Contributors their successors and permitted assigns, and any of their respective equityholders, agents, employees, representatives, officers, directors and managers (collectively the “Contributor Indemnitees”) harmless from and against any and all Damages asserted against and/or suffered by the Contributor Indemnitees, to the extent arising out of or in connection with any of the following:

(a)    any breach or inaccuracy of any of the representations and warranties made by Buyer in Article V (other than the Buyer Fundamental Representations) or contained in any certificate or instrument delivered by or on behalf of Buyer;

(b)    any breach or inaccuracy of any of the Buyer Fundamental Representations;

(c)    any breach or failure by Buyer to comply with, carry out, perform, satisfy, or discharge any of its covenants, agreements, undertakings, liabilities, or obligations in or pursuant to this Agreement or any other Transaction Documents; and

(d)    any liability under the PNC Guaranties to the extent such liability arises from or relates to any incident, occurrence, condition, claim or conduct existing, arising or accruing on or after the Closing Date.

7.4           Indemnification Procedures.

The party making a Claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such Claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)    Third Party Claims

If any Indemnified Party receives notice of the assertion or commencement of any Claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party (and the Contributors Representatives on behalf of the Contributors, if applicable) prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party can prove that it was materially prejudiced as a direct result of such failure. Such notice by the Indemnified Party (a “Claim Notice”) will describe the Third-Party Claim in reasonable detail to the extent then feasible and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or after giving written notice within ten (10) days after receipt of the Claims Notice to the Indemnified Party acknowledging in writing its obligation to indemnify the Indemnified Party against all Damages that may result from such Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party will cooperate in good faith in such defense; provided, that if the Indemnifying Party is one or more of the Contributors, the Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (i) that seeks an injunction or other equitable relief against the Indemnified Party, (ii) to the extent such claim involves criminal allegations against the Indemnified Party, (iii) if such claim would impose liability on the part of the Indemnified Party in excess of the liability that would be imposed on the Indemnifying Party, or (iv) if such claim gives right to one or more legal or equitable defenses available to the Indemnified Party and in the reasonable opinion of outside counsel for the Indemnified Party counsel for the Indemnifying Party could not adequately represent the Indemnified Party’s interest and assert such defenses because they conflict with the interests of the Indemnifying Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.4(b), it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof, and the fees and disbursements of such counsel will be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. The Contributors and Buyer will cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party will not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), except as provided in this Section 7.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim in writing within two (2) days after the expiration of the ten (10) day period, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense of any Third Party Claim pursuant to Section 7.4(a), it will not agree to any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnifying Party (and the Contributors Representatives on behalf of the Contributors, if applicable) prompt written notice thereof within the applicable survival period specified in Section 7.1. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail to the extent then feasible and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party.

(d)    To the extent that there is an inconsistency between this Section 7.4 and Article VI as it relates to a Tax matter, the provisions of Article VI shall govern.

7.5        Limits on Indemnification.

Except for Claims based on Fraud, the following provisions shall apply to limit the Buyer Indemnitees’ ability to recover for Damages:

(a)    No Contributor shall have any obligation to indemnify the Buyer Indemnitees with respect to any Damages pursuant to Section 7.2(a)(i) and Section 7.2(b)(i) until the Buyer Indemnitees have first suffered aggregate Damages in excess of $200,000 (the “Deductible”), at which time Contributors will be obligated to indemnify the Buyer Indemnitees with respect to the aggregate amount of all Damages described in Section 7.2(a)(i) and Section 7.2(b)(i) in excess of the Deductible, in each case subject to the limitations set forth in this Article VII.

(b)    The aggregate liability of the Contributors to indemnify the Buyer Indemnitees under Section 7.2(a)(i) and Section 7.2(b)(i) shall not exceed $2,000,000.

(c)    The aggregate liability of the Contributors to indemnify the Buyer Indemnitees under Section 7.2(a)(ii)-(iii) and Section 7.2(b)(ii)-(vi) shall not exceed such Contributor’s proceeds actually received (i.e., such Contributor’s allocable portion of the Closing Consideration Amount, subject to adjustment for any Adjustment Amount) hereunder.

(d)    In the event that a Claim may be asserted under more than one provision of Section 7.2, then the Buyer Indemnitee shall be entitled to select the provision of Section 7.2 under which to assert such Claim.

7.6        Right to Setoff.

Subject to Section 7.9 hereof, the Contributors hereby agree that with respect to any right to indemnification under this Article VII or any other post-Closing obligations of the Contributors under this Agreement or any other Transaction Documents to the extent not timely paid in full by the Contributors or the Contributors Representative, and not subject to dispute between the Parties as to amounts owed hereunder, Buyer is hereby authorized, at its option with respect to such unpaid amount owed, to (i) set-off or cancellation against any post-Closing distributions payable by Buyer (or its Affiliates) to any Contributor that owns OP Units (or equity securities exchanged for such OP Units) (or their respective Affiliates) relative to such OP Units (or equity securities exchanged for such OP Units) and/or (ii) cancellation or forfeiture of the OP Units (or equity securities exchanged for such OP Units) held by a Contributor that owns OP Units (or its respective Affiliates), utilizing the then fair market value of such OP Units (or equity securities exchanged for such OP Units), taking into account the reduction in fair market value as a result or consequence of the Damages or the facts, circumstances or events related thereto.

7.7    Tax Treatment of Indemnification Payments.

All indemnification payments made under this Agreement will be treated by the Parties as an adjustment to the aggregate consideration for the Contributed Equity Interests for Tax purposes, unless otherwise required by Law.

7.8    Materiality Qualifiers.

For the purpose of determining whether a breach or inaccuracy of any representation or warranty has occurred and for the purpose of determining the amount of Damages under this Article VII, the representations and warranties contained in Article III and Article IV shall not be deemed qualified by any references to “material”, “materiality”, “in all material respects”, “Material Adverse Effect”, or any similar term or phrase (but, for the avoidance of doubt, excluding the term “Material Contract”), in each case to the extent such qualifiers appear in such representations and warranties, and all of which terms or phrases shall be disregarded for such purposes.

7.9    Setoff Priority. Notwithstanding anything else in this Article VII, any indemnification obligation of the Contributors pursuant to this Article VII shall be satisfied as follows: (a) first, as a set-off against the OP Units, and (b) second, paid directly by the Contributors, severally and not jointly, by wire transfer of immediately available funds, subject to the limitations and procedures herein.

7.10    Exclusive Remedy. Following the Closing, except for claims based on Fraud, the sole and exclusive remedy for the breach of any representation or warranty of this Agreement shall be the indemnification provisions set forth in this Article VII; provided, however, that nothing herein will limit or otherwise affect any Party’s rights to specific performance, injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby.

ARTICLE VIII
MISCELLANEOUS

8.1    Amendment and Waiver. This Agreement may only be amended if such amendment is set forth in a writing executed by Buyer and the Contributors Representative (on behalf of the Company and the Contributors). Except as otherwise set forth herein, no waiver of any provision of this Agreement shall be binding unless such waiver is in writing and signed by the Party against whom such waiver is to be enforced. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy with respect to a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

8.2    Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or sent by electronic means of transmitting written documents, or sent to the Parties at the respective addresses indicated herein by private overnight mail courier service. Notices, demands and communications sent by electronic means must also be sent by regular U.S. mail or by private overnight mail courier service to the Parties in order for such notice to be effective. Notices, demands and communications to the Company, Buyer, the Contributors or the Contributors Representative must, unless another address is specified in writing, be sent to the address indicated below:

If to the Contributors or the Contributors Representative:

c/o VineBrook Homes, LLC

561 Virginia Road

Concord, Massachusetts 01742

Attn:     Messrs. Sprong and McGarry

Email:     dana.sprong@VineBrookhomes.com

                ryan.mcgarry@VineBrookhomes.com

with a copy (which copy shall not constitute notice to the foregoing) to:

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

Attention: Spencer Johnson; Daniel Fowler

E-mail: csjohnson@kslaw.com; DFowler@kslaw.com

If to Buyer or the Company after the Closing Date:

c/o NexPoint Advisors, L.P.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Attention: Brian Mitts

Email: BMitts@nexpointsecurities.com

with a copy (which copy shall not constitute notice to Buyer) to:

Winston & Strawn LLP

2121 N. Pearl Street, Suite 900

Dallas, Texas 75201

Attention: Charles T. Haag; Justin Reinus

E-mail: chaag@winston.com; jreinus@winston.com

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt.

8.3    Binding Agreement; Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, whether by operation of law or otherwise, without the prior written consent of all other Parties hereto. Any attempted assignment of this Agreement in violation of this Section 8.3 will be void.

8.4    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.5    Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, subclauses, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, subclauses, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Laws will be deemed to include such Laws as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Any term used but not defined in this Agreement shall have the meaning given to such term in Exhibit A, which Exhibit A is hereby incorporated herein by reference. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars (unless a contrary intention appears) and will, when the context allows, include equivalent amounts in other currencies. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean “if.”

8.6    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

8.7    Entire Agreement. This Agreement (including the Exhibits and the Schedules) and the other Transaction Documents contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, whether written or oral, which may have related to the subject matter hereof in any way.

8.8    Counterparts and Facsimile Signatures. This Agreement may be executed and delivered (including by facsimile transmission or .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”)) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

8.9    Public Disclosure. Except for a press release approved by the Contributors Representative and Buyer at, prior to or after the Closing, and expect as required by applicable Law or the rules of any applicable securities exchange, none of the Parties shall make any disclosure or permit any of their respective Affiliates to make any public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Buyer and the Contributors Representative in writing.

8.10    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.11    Jurisdiction. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES HERETO AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE STATE OR FEDERAL COURTS SITUATED IN COOK COUNTY, ILLINOIS, AND EACH OF THE PARTIES HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY OF THOSE COURTS OR THAT ANY SUIT, ACTION OR PROCEEDING WHICH IS BROUGHT IN ANY OF THOSE COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY OF THE NAMED COURTS. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON IT BY NOTICE AS PROVIDED IN SECTION 8.2 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS.

8.12    Governing Law. THIS AGREEMENT, AND ALL ACTIONS, CAUSES OF ACTION, QUESTIONS OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY, EXECUTION, ENFORCEMENT OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

8.13    Attorneys’ Fees. In any action or proceeding instituted by a Party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the losing Party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

8.14    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, from and after the Closing, Article VII is made for the benefit of the Buyer Indemnitees. All of the Persons identified in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were signatories to this Agreement.

8.15    Rules of Construction.

(a)    Any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)    The inclusion of any information on the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company. The headings, if any, of the individual sections of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Article IV merely for convenience, and the disclosure of an item in one section of the Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or the presence or absence of a reference thereto in either the Disclosure Schedules or in the particular representation or warranty.

(c)    The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).

8.16    Expenses. Except as otherwise expressly provided herein, the Company, Buyer and the Contributors shall each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, advisors, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by such Person in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

8.17    Release and Covenant Not to Sue.

(a)    Effective as of the Closing, each Contributor hereby fully and unconditionally releases, acquits and forever discharges the Company, Buyer and each of their Affiliates, and their respective past and present directors, managers, officers, equityholders, partners, stockholders, controlling persons, predecessors, employees, agents, successors and assigns (individually, a “releasee” and collectively, the “releasees”), in their capacity as such, from any and all Claims, hearings, Orders, liabilities, obligations, damages, costs, expenses, compensation or other relief whatsoever (“Released Claims”), whether known or unknown, suspected or unsuspected, contingent or otherwise, whether in Law or equity, of any kind, character or nature, which such Contributor now has or has ever had against the respective releasees, however arising and that relate in any way to such Contributor’s ownership of any equity interests issued by the Company. The scope of this release and discharge shall include, without limitation, all Released Claims (i) relating to a breach of any fiduciary duty owed by the releasees to such Contributor and arising from any such equity interest or (ii) relating to any breach of the Company’s Charter Documents, as such may be amended; provided, that the foregoing release and discharge shall not release (x) the Company, Buyer or any other releasee of their respective obligations or liabilities, if any, to such Contributor pursuant to this Agreement, (y) the Company of any indemnification obligations of the Company, as applicable, to such Contributor who is a current or former officer, manager, or employee of the Company, or (z) any obligations for employee benefits under any Benefit Plans of the Company disclosed to Buyer prior to the date of this Agreement. Each such Contributor understands and agrees that it is expressly waiving all claims against the releasees covered by this Agreement, including, but not limited to, those Released Claims that it may not know of or suspect to exist which, if known, may have materially affected the decision to provide this Agreement, and such Contributor expressly waives any rights under applicable Law that provide to the contrary. Notwithstanding anything contained herein to the contrary, nothing in this Section 8.17(a) shall be read to limit any Contributor’s right to bring claims pursuant to this Agreement to enforce such Contributor’s rights thereunder.

(b)    Each Contributor hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each releasee that it will not sue (at Law, in equity, in any regulatory proceeding or otherwise) any releasee on the basis of any Released Claim released, acquitted and discharged by such Contributor pursuant to Section 8.17(a). If any such Contributor violates the foregoing covenant, such Contributor agrees to pay, in addition to such other damages as any releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any releasee as a result of such violation.

8.18    No Circular Recovery. Notwithstanding anything to the contrary herein, the Contributors hereby agree that the Contributors shall not make any claim for indemnification against Buyer or the Company by reason of the fact that a Contributor was a controlling person, officer or manager, of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Damages of any kind or otherwise and whether such claim is pursuant to any Law, organizational or governance document, contract or otherwise) with respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement, any other Transaction Document or any of the transactions contemplated hereby or thereby. With respect to any claim brought by a Buyer Indemnitee under this Agreement or otherwise relating to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, the Contributors expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by the Contributors hereunder.

8.19    Contributors Representative. In order to administer efficiently the transactions contemplated hereby and by the Transaction Documents, each Contributor hereby designates and appoints the Contributors Representative as its representative. Each Contributor hereby irrevocably grants the Contributors Representative full power and authority to act as agent and attorney-in-fact for such Contributor, with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including without limitation: (a) to execute and deliver the Transaction Documents on behalf of such Contributor, (b) to give or agree to, on behalf of such Contributor, any and all consents, waivers, amendments or modifications deemed by the Contributors Representative, in its discretion, to be necessary or appropriate under this Agreement or the other Transaction Documents and the execution or delivery of any documents that may be necessary or appropriate in connection therewith, (c) to defend and/or settle any disputes with Buyer following the Closing and negotiate and compromise the same; provided, however, for the avoidance of doubt, each Contributor shall be responsible for their respective portion of any Damages due in connection with the settlement of such dispute, (d) to agree to the Final Purchase Price Adjustment Statement, (e)  to engage attorneys, accountants, agents or consultants on behalf of such Contributor in connection with this Agreement or the other Transaction Documents and pay any fees related thereto, (f) prepare, execute and file the Partnership Returns, and otherwise take any actions relating to Tax matters as contemplated by Section 6.3, and (g) to take any and all additional action necessary or appropriate in the good faith judgment of the Contributors Representative for the accomplishment of the foregoing or as is contemplated to be taken by or on behalf of any Contributor, by the terms of this Agreement and the Transaction Documents. All decisions and actions by the Contributors Representative shall be conclusive and binding upon the Contributors, and no Contributor shall have the right to object, dissent, protest or otherwise contest the same. By execution of this Agreement, each such Contributor agrees that Buyer shall be able to rely exclusively and conclusively on the instructions and decisions of the Contributors Representative. The Contributors Representative may act on the opinion or advice of, or information obtained from, any attorney, banker, broker, accountant or other expert and shall not be responsible for any loss occasioned by so acting. The Contributors Representative shall not solely by reason of this agency arrangement have any fiduciary relationship in respect of any Contributor. In performing the functions specified in this Section 8.19, the Contributors Representative shall not be liable to any Contributor, Buyer or the Company in the absence of Fraud or willful misconduct on the part of the Contributors Representative, and each Contributor shall, and hereby does, indemnify and hold the Contributors Representative harmless from any losses arising out of it serving as agent hereunder in the absence of Fraud or willful misconduct on the part of the Contributors Representative. The provisions of this Section 8.19 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Contributor, and any references in this Agreement to such Persons shall mean and include the successors to each Person’s rights hereunder. All fees and expenses of the Contributors Representative in performing its duties pursuant to this Section 8.19 shall not be the personal obligation of the Contributors Representative but shall be payable at the Contributors Representative’s election: (i) as a Transaction Cost if incurred and ascertainable prior to the Closing, (ii) out of distributions to the Contributors pursuant to this Agreement or (iii) by the Contributors. The Contributors Representative may from time to time submit invoices to the Contributors covering such expenses and, upon request of any Contributor, shall provide such Contributor with an accounting of all expenses paid.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

VINEBROOK HOMES, LLC

By:	/s/ Ryan McGarry
Name:	Ryan McGarry
Title:	Manager

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CONTRIBUTORS:

VINEBROOK MANAGEMENT, LLC, a Delaware
limited liability company

By:	/s/ Ryan McGarry
Name:	Ryan McGarry
Title:	Manager

VINEBROOK DEVELOPMENT CORPORATION, a
Delaware corporation

By:	/s/ Dana W. Sprong
Name:	Dana W. Sprong
Title:	President

VINEBROOK HOMES PROPERTY
MANAGEMENT COMPANY, INC., an Ohio
corporation

By:	/s/ Dana W. Sprong
Name:	Dana W. Sprong
Title:	President

VINEBROOK HOMES REALTY COMPANY, INC.,
an Ohio corporation

By:	/s/ Dana W. Sprong
Name:	Dana W. Sprong
Title:	President

VINEBROOK HOMES SERVICES COMPANY,
INC., an Ohio corporation

By:	/s/ Dana W. Sprong
Name:	Dana W. Sprong
Title:	President

[Signature Page to Contribution Agreement]

/s/ Ryan McGarry
Ryan McGarry

/s/ Daniel H. Bathon, Jr.
Daniel H. Bathon, Jr.

/s/ Dana W. Sprong
Dana W. Sprong

/s/ Thomas J. Silvia
Thomas J. Silvia

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CONTRIBUTORS REPRESENTATIVE:

/s/ Dana W. Sprong
Dana W. Sprong

[Signature Page to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

VINEBROOK HOMES OPERATING
PARTNERSHIP, L.P., a Delaware limited
partnership

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Authorized Signatory

[Signature Page to Contribution Agreement]

EXHIBIT A

DEFINED TERMS

As used in the Agreement to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:

“Accounting Arbitrator” has the meaning set forth in Section 1.6(c).

“Adjustment Amount” has the meaning set forth in Section 1.7(a).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. Notwithstanding the foregoing, purposes of this Agreement, the REIT and its direct and indirect subsidiaries shall not be considered Affiliates of the Company.

“Allocation Percentage” means the allocation percentage set next to each Contributor’s name on the Allocation Schedule.

“Allocation Schedule” means the calculation of how the Closing Consideration Amount is to be allocated, directly or indirectly, between each Contributor, as set forth on Schedule A; provided, that, Buyer and Buyer’s Affiliates (including the Company from and after the Closing) shall be entitled to rely fully upon the Allocation Schedule for all purposes.

“Agreement” has the meaning set forth in the Introduction.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification.

“Base Purchase Price” has the meaning set forth in Section 1.2(a).

“Benefit Plan” means any written or unwritten pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, equity ownership plan, equity purchase plan, equity option plan, equity appreciation plan, retirement plan, retention plan, fringe benefit program, change-in-control plan, health, dental, life or disability plan, accident insurance plan, severance plan, sick leave plan, vacation plan, death benefit plan, supplemental unemployment plan, layoff or salary continuation plan, employee welfare plan or any other plan, program or policy, including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA, to provide income or benefits to active or former employees, managers, individual service providers or individual equityholders of any of the Company or any of their dependents.

“Business” means the business of buying, selling, owning and operating single-family rental assets, including, but not limited to, identifying and acquiring potential acquisition targets, managing the day-to-day affairs of the properties, renovating the homes, leasing the properties, managing tenant affairs, collecting rents, paying operating expenses, managing maintenance issues, accounting for each property using GAAP, and other responsibilities customary for the management of rental properties, and any other lines of business that the REIT, Buyer, their subsidiaries or the Company are participating in, or have taken substantive steps towards participating in, as of the Closing Date.

Exhibit A – 1

“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Dallas, Texas are authorized or required to be closed.

“Buyer” has the meaning set forth in the Introduction.

“Buyer LP Agreement” means the Second Amended and Restated Limited Partnership Agreement of Parent Buyer, as amended or restated from time to time.

“Buyer Fundamental Representations” the representations and warranties in Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability) and Section 5.4 (Brokers).

“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).

“Buyer Prepared Returns” has the meaning set forth in Section 6.3(a)(ii).

“Call Right” has the meaning set forth in the Recitals.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-36) and applicable rules, regulations and guidance thereunder, in each case as amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. § 9601, et seq., and the rules, regulations and orders promulgated thereunder.

“Charter Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Claim” means any, action, cause of action, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Class C Units” means Class C Common Units of Buyer.

“Closing” means the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

“Closing Books and Records” has the meaning set forth in Section 6.1.

“Closing Consideration Amount” has the meaning set forth in Section 1.2(b).

“Closing Date” has the meaning set forth in Section 2.1.

Exhibit A – 2

“Closing Date Cash” has the meaning set forth in Section 1.2(c).

“Closing Date Debt” has the meaning set forth in Section 1.2(d).

“Closing Date Statement” has the meaning set forth in Section 1.3.

“Closing Date Working Capital” has the meaning set forth in Section 1.2(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Introduction.

“Company Cash” has the meaning set forth in Section 1.2(f).

“Company Fundamental Representations” means the representations and warranties in Section 4.1 (Organizational Matters), Section 4.2 (Authorization of Transactions), Section 4.3 (Capitalization) and Section 4.23 (Brokers).

“Company Proprietary Rights” has the meaning set forth in Section 4.14(a).

“Compensation Arrangements” has the meaning set forth in Section 2.2(a)(ii).

“Consent” means any consent, Order, approval, authorization or other action of, or any filing with or notice to or other action.

“Contracts” means those contracts, purchase orders, leases, agreements and commitments, whether oral or written, to which a Person is a party or by which such Person or any of its respective assets or properties are bound.

“Confidential Information” means the terms of this Agreement, any non-public financial information relating to the Company, expansion plans for the Business, or the terms of contracts with vendors and suppliers of the Business. “Confidential Information” does not include any data or information that (i) has been voluntarily disclosed to the public (except where such public disclosure has been made by the recipient without Buyer’s written authorization), (ii) was or becomes available to the recipient from a source other than the Company or Buyer, provided that such source is not known by the recipient, after reasonable inquiry, to be in breach of a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information, or (iii) that has been independently developed and disclosed by the recipient or others, or that otherwise enters the public domain through lawful means.

“Contributed Equity Interests” has the meaning set forth in the Recitals.

“Contributor Fundamental Representations” means the representations and warranties in Section 3.1 (Capacity), Section 3.2 (Authorization of Transactions), Section 3.4 (Ownership of the Contributed Equity Interests), and Section 3.7 (Liability for Brokers’ Fees).

“Contributors Representative” has the meaning set forth in the Introduction.

“Contributor” and “Contributors” have the meanings set forth in the Introduction.

“Corporate Records” means Charter Documents, all accounting records and all equity record books owned or used by the Company.

Exhibit A – 3

“COVID-19 Legislation” means the CARES Act, the Families First Act and any other U.S. federal, state, local or non-U.S. law relating to COVID-19, including, for the avoidance of doubt, any administrative guidance or action implementing or interpreting any COVID-19 Legislation.

“Damages” has the meaning set forth in Section 7.2(a).

“Debt” has the meaning set forth in Section 1.2(g).

“Deductible” has the meaning set forth in Section 7.5(a).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Contributors and the Company to Buyer concurrently with the execution and delivery of this Agreement.

“Direct Claim” has the meaning set forth in Section 7.4(c).

“Disputed Amounts” has the meaning set forth in Section 1.6(b).

“Effective Time” has the meaning set forth in Section 2.1.

“Electronic Delivery” has the meaning set forth in Section 8.8.

“Enterprise Guaranty” means the guaranty entered into by Buyer in support of the Master Equity Lease Agreement dated October 19, 2021, by and between Enterprise FM Trust, a Delaware statutory trust, as lessor, and the Company, as lessee.

“Environmental Claim” means any and all administrative, regulatory, judicial, or third party actions, suits, demands, demand letters, directives, Claims, Liens, investigations, administrative or judicial proceedings or notices of noncompliance or violation (written or oral) by any Person alleging damage to property, personal or bodily injury, or damage, injury or other adverse effect on the environment, or potential liability (including potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, injunctive relief, natural resources damages, property damages, personal injuries, contribution, penalties, fines or forfeitures), arising out of, based on or resulting from: (i) the presence, Environmental Release or threatened Environmental Release of any Hazardous Materials from or at any location, whether or not owned by the Company; or (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the business of the Company; or (iii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws.

“Environmental Laws” means all Laws relating to the protection of human health the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, including: (i) the Resource Conservation and Recovery Act, 42 U.S.C.A. § 6901, et seq., and the rules, regulations and orders promulgated thereunder; (ii) CERCLA; (iii) the Clean Water Act, 33 U.S.C. § 1251, et seq., and the rules and regulations promulgated thereunder; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., and the rules and regulations promulgated thereunder; (v) the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., and the rules and regulations promulgated thereunder; (vi) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., and the rules and regulations promulgated thereunder; (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the rules and regulations promulgated thereunder; and (viii) any other applicable U.S. federal, state, local or other Laws relating to pollution, human health, worker safety, or the environment.

Exhibit A – 4

“Environmental Permits” means any permit, license, authorization, registration, certification, or formal exemption required pursuant to Environmental Law.

“Environmental Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing of Hazardous Materials to escape or migrate into or through the environment (including, without limitation ambient air (indoor or outdoor), surface water, groundwater, land, surface, or subsurface strata.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Cash Amount” has the meaning set forth in Section 1.3(c).

“Estimated Closing Date Working Capital” has the meaning set forth in Section 1.3(a).

“Estimated Closing Debt Amount” has the meaning set forth in Section 1.3(c).

“Estimated Transaction Costs” has the meaning set forth in Section 1.3(b).

“Estimated Working Capital Deficit” has the meaning set forth in Section 1.3(a).

“Estimated Working Capital Excess” has the meaning set forth in Section 1.3(a).

“Families First Act” means the Families First Coronavirus Response Act (H.R. 6201) and applicable rules, regulations and guidance thereunder, in each case as amended from time to time.

“Final Purchase Price Adjustment Statement” means, the Purchase Price Adjustment Statement as made final in accordance with Section 1.6.

“Financial Statements” has the meaning set forth in Section 4.7(a).

“Fixed Assets” means the equipment, furniture, fixtures, leasehold improvements, and all other tangible property owned by the Company.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“General Partner” has the meaning set forth in the Recitals.

“General Survival Date” has the meaning set forth in Section 7.1.

Exhibit A – 5

“Governmental Authority” means (a) any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America, any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) or any foreign nation, any state or other political subdivision thereof (whether now or hereafter constituted and/or existing); or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including asbestos, formaldehyde, polychlorinated biphenyls, radioactive materials, waste oil and other petroleum products.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnified Taxes” means, without duplication, (a) all Taxes of any Contributor; (b) all Taxes of the Company for any Pre-Closing Tax Period (determined in the case of any Straddle Period pursuant to Section 6.3(b)); (c) all Taxes resulting from (i) a breach of a representation or warranty in Section 4.10 (Taxes) or, to the extent relating to Taxes, Section 4.18 (Employee Benefit Matters) (in each case, construed as if they were not qualified by “knowledge”, “material”, “material adverse effect” or similar language), (ii) a breach of a covenant or other agreement of any Contributor or the Contributors Representative contained in this Agreement, or (iii) a breach of a covenant or other agreement of the Company contained in this Agreement to be performed prior to the Closing; (d) the Contributors; share of any Transfer Taxes; (e) any Taxes of another Person (other than the Company) for which the Company is liable under Treasury Regulations Section 1.1502-6 or any similar provision of state, provincial, local or foreign income Tax Law, and (f) any Taxes of any Person (other than the Company) for which the Company is liable under any contract (other than any customary commercial contract entered into in the ordinary course of business, the primary purpose of which is not Taxes), as a transferee or successor or otherwise. Notwithstanding the foregoing, Indemnified Taxes shall exclude Taxes to the extent included in the computation of the Closing Date Working Capital or Closing Date Debt or included in Transaction Costs, in each case, as finally determined. “Indemnifying Party” has the meaning set forth in Section 7.4.

“Intended Tax Treatment” has the meaning set forth in Section 1.9(a).

“IRCA” has the meaning set forth in Section 4.19(e).

“IRS” means the Internal Revenue Service.

“Knowledge” (and any derivation thereof, whether or not capitalized) means the actual knowledge and awareness, after due inquiry, of Dana Sprong and Ryan McGarry.

“Latest Balance Sheet” has the meaning set forth in Section 4.7(a).

“Law” means any federal, state, local, foreign, or other law, rule, regulation, or governmental specification, authorization, requirement or restriction of any kind, including any rules, regulations and orders promulgated thereunder and any final orders, decrees or judgments of any regulatory agencies, courts or other Persons, or any similar provisions having the force or effect of law.

“Leased Real Estate” has the meaning set forth in Section 4.12(b).

Exhibit A – 6

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses related thereto.

“Lien” means, with respect to any asset, any mortgage, pledge, lien, charge, Claim, restriction, reservation of title, condition, easement, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind whether imposed by Law, by Contract or otherwise, except for those arising by reason of federal securities laws and applicable state “blue sky” and comparable securities laws; and the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“Malicious Code" means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) programs with a similar function or purpose.

“Management Agreements” means all agreements pursuant to which the Company or its Affiliates are providing management, oversight or similar functions with respect to one or more properties owned by the OP or its subsidiaries.

“Material Adverse Effect” means any state of facts, effect, event, occurrence, development, or change that, when considered individually or in the aggregate with all other such effects, has had or would reasonably be expected to have a material adverse effect on the results of operations, assets, properties, prospects, or condition (financial or otherwise), of the Company, the Business, or the assets used in the Business, taken as a whole; provided, however, that the following (individually or in combination) shall not constitute (or be deemed to constitute), or be taken into account in determining whether there has been or would be, a “Material Adverse Effect”: (a) the effect of any change in the United States or foreign economies or securities or financial markets in general so long as any such change does not adversely affect the Business in a materially disproportionate manner to other businesses in the industries in which the Business operates; (b) the effect of any change, including changes in technology, that generally affect the industries in which the Business operates, so long as any such change does not adversely affect the Business in a materially disproportionate manner to other businesses in the industry in which the Business operates; (c) the effect of any change arising in connection with earthquakes, epidemics or pandemics (including COVID-19), plagues, hostilities, acts of war, sabotage or terrorism or military actions or any material escalation or worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, so long as any such change does not adversely affect the Business in a materially disproportionate manner to other businesses in which the Business operates; (d) the effect of any action taken by Buyer any of its Affiliates in express breach of the terms of this Agreement; (e) the effect of any changes or proposed changes in (i) applicable Laws so long as any such changes or proposed changes do not adversely affect the Business in a materially disproportionate manner to other businesses in the industries in which the Business operates or (ii) generally accepted accounting principles; (f) any effect resulting from the execution or permitted announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions described herein; and (g) the effect of any action taken by the Contributors or the Company at the express written instruction of, or with the express written consent of, the Buyer (e-mail being sufficient).

Exhibit A – 7

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Mike Albert Guaranty” means the guaranty entered into by Buyer in support of (a) Commercial Motor Vehicle Master Lease Agreements # 107165, 107172, and 201296, each by and between Mike Albert, Ltd. Delaware statutory trust, as lessor, and VineBrook Homes Services Company, Inc., as lessee; and (b) Services Agreements #107169, 107176, and 201298, each by and between the Company and Mike Albert, Leasing, Inc., a Delaware corporation.

“OP Units” has the meaning set forth in Section 1.2(k).

“Order” means any decision, injunction, judgment, order, decree, ruling, or verdict entered or issued by any Governmental Authority.

“Owned Proprietary Rights” has the meaning set forth in Section 4.14(b).

“Parties” means each signatory to this Agreement.

“Partnership Return” has the meaning set forth in Section 6.3(a)(i).

“Permits” means all permits, licenses, certifications, endorsements, authorizations, grants, exemptions and approvals granted by a Governmental Authority required to operate the Company’s business including, but not limited to, Environmental Permits.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements; (b) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (c) Liens arising from UCC financing statements regarding operating leases of personal property or fixtures; (d) Liens on leases of real property arising from the provisions of such leases; (e) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (f) the deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (g) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect form the value of the property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (h) Liens securing all or any portion of the Closing Date Debt to the extent released at Closing; (i) non-exclusive licenses of Proprietary Rights; and (j) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of landlords with respect to the leased real property and to which the leases with respect to the leased real property are subordinate.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other legal entity, or any Governmental Authority.

“Personal Information” means any information that (a) relates to an identified or identifiable individual or device used by an individual; (b) is governed, regulated or protected by one or more Laws governing the collection, Processing, transfer, disclosure or other use or disposition of any personal information or personal data and any security breach notification requirements; (c) the Company receives from or on behalf of its individual customers of its business; (d) is covered by the PCI DSS; or (e) is subject to a confidentiality obligation or in which the Company has Proprietary rights.

Exhibit A – 8

“PNC” means PNC Bank, National Association.

“PNC Guaranties” means (1) the Guaranty Agreement dated March 26, 2020 by and among the Company, as Borrower, PNC, as Lender, and VineBrook Homes Realty Company, Inc., as Guarantor; (2) the Guaranty Agreement dated March 26, 2020 by and among the Company, as Borrower, PNC, as Lender, and VineBrook Development Corporation, as Guarantor; (3) the Guaranty Agreement dated March 26, 2020 by and among the Company, as Borrower, PNC, as Lender, and VineBrook Homes Property Management Company, LLC, as Guarantor; and (4) the Guaranty Agreement dated March 26, 2020 by and among the Company, as Borrower, PNC, as Lender, and VineBrook Homes Services Company, Inc., as Guarantor.

“Powers of Attorney” has the meaning set forth in Section 2.2(a)(ix).

“Pre-Closing Restructuring” means the restructuring of VineBrook Management, LLC substantially in the form of the reorganization steps document included in the Pre-Closing Restructuring Documents.

“Pre-Closing Restructuring Documents” means the documents and instruments attached hereto as Schedule C and necessary for the implementation of the Pre-Closing Restructuring.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proprietary Rights” means all of the following items throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (b) trademarks, service marks, trade dress, logos, domain names, trade names and corporate names, and other signifiers of source or origin, together with all common law rights in and goodwill associated therewith; (c) copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and Confidential Information (whether or not a trade secret under applicable Laws), including know-how, product development techniques or plans, research and development information, drawings, bill of materials, work instructions, specifications, designs, plans, proposals, technical data, financial data, business and marketing plans, pricing policies, operational methods, customer and supplier lists and related information, employee data and new personnel acquisition plans, and consultant arrangements; (e) Software; and (f) licenses or other agreements to or from third parties regarding the foregoing.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 1.6(a).

Exhibit A – 9

“Purchase Price Allocation Schedule” has the meaning set forth in Section 1.9(b).

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.6(b).

“Real Estate Lease” has the meaning set forth in Section 4.12(b).

“Records” means all books, documents and records owned or used by the Company, including personnel, medical and accounting records, Tax records, minute and equity record books, correspondence, governmentally required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials.

“Registered Proprietary Rights” has the meaning set forth in Section 4.14(a).

“Registration Rights Agreement” has the meaning set forth in Section 2.2(a)(xi).

“REIT” has the meaning set forth in the Recitals.

“Released Claims” has the meaning set forth in Section 8.17(a).

“releasee” and “releasees” have the meanings set forth in Section 8.17(a).

“Resolved Items” has the meaning set forth in Section 1.6(c).

“Revised Partnership Audit Provisions” means Code Sections 6221 through 6241 as originally enacted in P.L. 114-74, and as may be amended including any Treasury Regulations or other administrative guidance promulgated by the IRS or successor provisions and any comparable provision of non-U.S. or U.S. state or local Law.

“Securities Act” has the meaning set forth in Section 3.6.

“Side Letter” has the meaning set forth in the Recitals.

“Software” means software and firmware, including source code, object code, application programming interfaces, architecture, files, records, schematics, and all other related specifications and documentation, but excluding commercially available software products under standard, “shrink wrap” license agreements.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Target Working Capital” has the meaning set forth in Section 1.2(i).

Exhibit A – 10

“Tax” (and, with correlative meaning, “Taxes”, “Taxable”, “Taxation” and “Taxing”) means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments including ad valorem, alternative or add-on minimum, capital, capital stock, customs and import duties, disability, documentary stamp, employment, environmental (including taxes under Section 59A of the Code), escheat, estimated, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal premium, property, production, profits, real property, recording, registration, rent, sales, severance, social security, stamp, transfer, transfer gains, unclaimed or abandoned property, unemployment, use, value added, windfall profits, and withholding or other taxes, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties, in each case whether disputed or not.

“Tax Contest” has the meaning set forth in Section 6.3(c).

“Tax Return” means any returns (including any information return or amended return), declaration, report, or Claim for refund or credit (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any legal requirement relating to any Taxes.

“Territory” has the meaning set forth in Section 6.4(a).

“Third-Party Claim” has the meaning set forth in Section 7.4(a).

“Transaction” has the meaning set forth in Section 1.1.

“Transaction Costs” has the meaning set forth in Section 1.2(j).

“Transaction Documents” means this Agreement and each other agreement, document, certificate or instrument referred to herein or therein or delivered pursuant hereto or thereto.

“Transfer Taxes” has the meaning set forth in Section 6.3(e).

“Treasury” means the United States Department of the Treasury.

“Union” has the meaning set forth in Section 4.19(b).

“Withholdings” has the meaning set forth in Section 1.8.

Exhibit A – 11

SCHEDULE A
ALLOCATION SCHEDULE

[Omitted]

SCHEDULE B

PURCHASE PRICE ALLOCATION METHODOLOGIES

[Omitted]

SCHEDULE C
INDIVIDUAL CONTRIBUTORS

[Omitted]

SCHEDULE D

PRE-CLOSING RESTRUCTURING DOCUMENTS

[Omitted]

SCHEDULE E

WORKING CAPITAL CALCLUATION PRINCIPLES

[Omitted]